UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Winn-Dixie Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

Notice of Annual Meeting of Shareholders

to be held October 8, 2003

To all Shareholders of Winn-Dixie Stores, Inc.:

You are invited to attend the 2003 annual meeting of shareholders of Winn-Dixie Stores, Inc. The annual meeting will be held at our headquarters at 5050 Edgewood Court, Jacksonville, Florida at 9:00 a.m., local time, on Wednesday, October 8, 2003. At the meeting, our shareholders will act on the following matters:

1.	Election of four Class II directors for terms expiring in 2006 and one Class III director for a term expiring in 2005;

2.	Approval of the material terms of the incentive compensation performance goals under our Annual Incentive Plan;

3.	Approval of an amendment to our Key Employee Stock Option Plan;

4.	Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2004; and

5.	Any other business that may properly come before the meeting.

The Board of Directors has fixed August 1, 2003 as the record date for the annual meeting. Only holders of our common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting. A list of shareholders, as of August 1, 2003, will be available for inspection at the annual meeting by any shareholder.

Shareholders will need to register at the meeting in order to attend the meeting. If your shares are not registered in your name, you will need to bring proof of your ownership of those shares to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of Winn-Dixie common stock on August 1, 2003. Please bring that documentation to the meeting in order to register.

By Order of the Board of Directors,

Judith W. Dixon

Secretary

Jacksonville, Florida

September 3, 2003

Whether or not you expect to attend the annual meeting, please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD OCTOBER 8, 2003

Our annual meeting of shareholders will be held at our headquarters on Wednesday, October 8, 2003, at 5050 Edgewood Court, Jacksonville, Florida, beginning at 9:00 a.m. local time. The enclosed form of proxy is solicited by our Board of Directors. We anticipate that this proxy statement and the accompanying proxy will first be mailed to holders of our common stock on or about September 3, 2003.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because you own shares of our common stock. This proxy statement describes issues on which we would like you, as a shareholder, to vote. It also provides information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint A. Dano Davis, T. Wayne Davis and Charles P. Stephens as your representatives at the meeting. These representatives will vote your shares at the meeting (or any adjournments) as you have instructed them on the proxy card. With proxy voting, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If an issue comes up for vote at the meeting (or any adjournments) that is not on the proxy card, these representatives will vote your shares, under your proxy, in their discretion.

Can I receive proxy materials via the Internet?

For next year’s annual meeting, you can help us save significant printing and mailing expenses by consenting to receive the proxy statement, proxy card and annual report electronically via the Internet. You can consent to receive next year’s proxy materials and annual report electronically by following the instructions set forth at the website http://www.econsent.com/win. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s annual meeting, you will receive email notification when the proxy materials and annual report are available for on-line review over the Internet. Your choice for electronic distribution will remain in effect for all future shareholder meetings unless you revoke it prior to the meeting by following the instructions set forth at the website http://www.econsent.com/win. If you elect to access these materials via the Internet, you can still request paper copies by contacting your brokerage firm, bank or EquiServe.

When is the record date?

The Board of Directors has fixed August 1, 2003 as the record date for the annual meeting. Only holders of Winn-Dixie common stock of record as of the close of business on this date will be entitled to vote at the annual meeting.

How many shares are outstanding?

As of the record date, we had 140,819,913 shares of common stock issued and outstanding.

What am I voting on?

Each share is entitled to one vote. You are being asked to vote on the following:

•	the election of five directors;

•	the approval of the material terms of the incentive compensation performance goals under our Annual Incentive Plan;

•	the approval of an amendment to our Key Employee Stock Option Plan;

•	the ratification of the appointment of KPMG LLP, referred to as KPMG, as our independent auditors for fiscal year 2004; and

•	any other business that may properly come before the meeting.

No cumulative rights are authorized and dissenters’ rights are not applicable to the matters being voted upon.

How do I vote?

You have four voting options. You may vote:

•	over the Internet at http://www.eproxyvote.com/win;

•	by telephone toll-free at 1-877-PRX-VOTE (1-877-779-8683);

•	by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope; or

•	by attending the annual meeting and voting in person.

If your shares are registered in your name with EquiServe, our transfer agent (instead of through a broker or other nominee), you can vote your shares on the Internet or by telephone. If your shares are held in an account at a brokerage firm or bank participating in a street name program, you may already have been offered the opportunity to elect to vote using the Internet. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. These programs are different from the program offered by EquiServe for shares registered in the name of the shareholder.

If you vote by telephone or over the Internet, you will be prompted to enter the voter control number printed on your proxy card above your name and to follow a few simple instructions. Voting via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting or to change your vote electronically or by telephone. Winn-Dixie reserves the right to cancel the electronic voting or telephone voting program with respect to future shareholder meetings.

How are voting instructions provided for shares held in a dividend reinvestment plan account or the Winn-Dixie profit sharing/401(k) plan or acquired through the 2000 employee stock offering?

If a shareholder is a participant in the Winn-Dixie dividend reinvestment plan, the enclosed proxy serves as voting instructions for the number of full shares in the dividend reinvestment plan account, as well as other shares registered in the participant’s name. If a shareholder is a participant in the Winn-Dixie profit sharing/401(k) plan, the enclosed proxy also serves as voting instructions for the plan trustee for all accounts registered in the same name. If voting instructions are not received for shares in the profit sharing/401(k) plan, those shares will be voted in the same proportion as the shares in such plan for which voting instructions are received. If a shareholder holds stock acquired through our 2000 employee stock offering, the enclosed proxy serves as voting instructions for those shares as well as other shares registered in the participant’s name.

Can shareholders vote in person at the annual meeting?

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical share certificate or the shares are registered in someone else’s name, you must request a legal proxy from your stockbroker or the registered owner in order to vote at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please vote all of the shares.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by telephone or over the Internet prior to 11:59 p.m., Eastern time, on October 7, 2003;

•	signing another proxy with a later date, as long as EquiServe receives the proxy prior to 9:00 a.m., Eastern time, on October 8, 2003;

•	voting in person at the annual meeting; or

•	giving written notice to our Secretary.

How many votes do you need to hold the meeting?

In order for us to conduct the annual meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present at the meeting. Your shares will be counted as present at the annual meeting if you:

•	vote via the Internet or by telephone;

•	properly submit a proxy (even if you do not provide voting instructions); or

•	attend the annual meeting and vote in person.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will not be included in vote totals and will not affect the outcome of the vote of any proposal contained in this year’s proxy statement.

How many votes are needed to elect directors?

The five nominees receiving the highest number of FOR votes cast by the shareholders will be elected as directors, even if those nominees do not receive a majority of the votes cast. This number is called a plurality. A properly executed proxy card marked “Abstain” with respect to this proposal will not be voted and will not count FOR or AGAINST this proposal.

How many votes are needed to approve the material terms of the incentive compensation performance goals under our Annual Incentive Plan?

The material terms of the incentive compensation performance goals under our Annual Incentive Plan will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will not be voted and will not count FOR or AGAINST this proposal.

How many votes are needed to approve the amendment to our Key Employee Stock Option Plan?

The amendment to the Key Employee Stock Option Plan will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will not be voted and will not count FOR or AGAINST this proposal.

How many votes are needed to ratify the appointment of KPMG as our auditors for fiscal year 2004?

The ratification of the appointment of KPMG as our independent auditors for fiscal year 2004 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will not be voted and will not count FOR or AGAINST this proposal.

Will my shares be voted if I do not sign and return my Proxy Card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.

On certain “routine” matters, such as the election of directors and the ratification of the appointment of KPMG as our auditors, brokerage firms have authority under New York Stock Exchange rules to vote their customers’ shares if the customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.

On “non-routine” matters, such as approval of the incentive compensation goals under our Annual Incentive Plan and the approval of an amendment to our Key Employee Stock Option Plan, if the brokerage firm has not received voting instructions from its customer, the shareholder, the brokerage firm cannot vote the shares on that proposal. This situation is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of shares voted FOR or AGAINST the non-routine matter.

If you do not provide voting instructions, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting.

What happens if a director nominee is unable to stand for election?

The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted as recommended by the Board of Directors to elect a substitute nominee.

How are votes counted?

You may vote either FOR or AGAINST each proposal. If you just sign your proxy card with no further instructions, your shares will be voted:

•	FOR each director nominee;

•	FOR the approval of the material terms of the incentive compensation performance goals under our Annual Incentive Plan;

•	FOR the approval of an amendment to our Key Employee Stock Option Plan; and

•	FOR the ratification of the appointment of KPMG as our independent auditors for fiscal year 2004.

Voting results will be tabulated and certified by our transfer agent, EquiServe.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the first quarter of 2004 which will be filed with the Securities and Exchange Commission.

Who will pay for the costs of soliciting proxies?

We will bear the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, our directors, officers and employees may solicit proxies by telephone or personal interview in certain circumstances. Upon request, we will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of our common stock on the record date, for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares.

How can I obtain a copy of the 2003 Annual Report to Shareholders and the 2003 Annual Report on Form 10-K?

Our 2003 Annual Report to Shareholders, including audited financial statements, accompanies this proxy statement. However, the 2003 Annual Report to Shareholders forms no part of the material for the solicitation of proxies. The 2003 Annual Report to Shareholders also is available on our Internet website at http://www.winn-dixie.com/company/investor_info/annualreport/annual_report.asp. Our 2003 Annual Report on Form 10-K is available on our Internet website at http://www.winn-dixie.com/company/investor_info/sec_filings.asp.

At the written request of any shareholder who owns common stock on the record date, we will provide, without charge, a paper copy of our 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules but not including exhibits. If requested by eligible shareholders, we will provide copies of the exhibits for a reasonable fee. Requests for paper copies of our 2003 Annual Report on Form 10-K should be mailed to:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Secretary

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR each of the nominees.

Our bylaws require our Board of Directors to have at least three and no more than fifteen directors. Currently, the Board has fixed the number of directors at eleven. The Board is divided into three classes. Each class of directors is elected to serve for a term of three years, and the terms of approximately one-third of the directors will expire each year. All directors will serve until their successors are elected and qualified.

The Board of Directors has nominated five directors for reelection at the 2003 annual meeting of shareholders—four Class II directors to hold office until the 2006 annual meeting of shareholders and one Class III director to hold office until the 2005 annual meeting of shareholders.

The Board has nominated Tillie K. Fowler, Frank Lazaran, Edward W. Mehrer, Jr. and Ronald Townsend for reelection as Class II directors. Ms. Fowler was elected by the shareholders as a Class II director in October 2001, and Mr. Townsend was elected by the shareholders as a Class II director in October 2000. The Board voted to add an eleventh director in January 2003 and elected Mr. Mehrer as a Class II director to fill the vacancy. In June 2003, Allen R. Rowland retired as President, Chief Executive Officer and a Class II director, and the Board elected Mr. Lazaran as President and Chief Executive Officer and appointed him as a Class II director to fill the vacancy created by Mr. Rowland’s retirement.

The Board has nominated John E. Anderson for reelection as a Class III director. In October 2002, the Board elected Mr. Anderson as a Class III director to fill the vacancy created by Armando M. Codina’s retirement and to serve until the 2003 annual meeting of shareholders.

Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve (which is not anticipated), the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that otherwise would be voted for the named nominees for the election of such substitute nominee or nominees.

The Board of Directors recommends a vote FOR each of the nominees.

BOARD OF DIRECTORS OF WINN-DIXIE STORES, INC.

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 25, 2003	Director Since
NOMINEES FOR CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2006

Tillie K. Fowler • April 2001 to present, Partner, law firm of Holland & Knight LLP • 1993 – 2001, Member, U.S. House of Representatives • Director of Florida Rock Industries, Inc.	60	2001

Frank Lazaran • June 2003 to present, President and Chief Executive Officer of Winn-Dixie • April 2002 – June 2003, Executive Vice President and Chief Operating Officer of Winn-Dixie • September 1999 – April 2002, President of Randall’s Food Markets, Inc. (a division of Safeway, Inc.) • November 1997 – September 1999, Senior Vice President, Sales, Merchandising and Logistics of Randall’s Food Markets	46	June 2003

Edward W. Mehrer, Jr. • May 2003 to present, Chief Financial Officer and Treasurer of CyDex, Inc. (a pharmaceutical delivery company) • October 2002 – May 2003, interim President and Chief Executive Officer of CyDex • 1996 to May 2003, Chief Financial Officer of Cydex • Director of Novastar Financial, Inc. and MGI Pharma, Inc.	64	January 2003

Ronald Townsend • 1996 to present, communications consultant • 1989 – 1996, President of Gannett Television Group, Gannett Co., Inc. (a print and electronic media company) • Director of Alltel Corporation, Bank of America Corporation and Rayonier, Inc.	61	2000

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 25, 2003	Director Since
NOMINEE FOR CLASS III DIRECTOR FOR TERM EXPIRING IN 2005

John E. Anderson • 1989 to present, President, Chief Executive Officer and a Director of Patriot Transportation Holding, Inc. (a transportation and real estate company)	58	October 2002

INCUMBENT CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2005

John H. Dasburg • April 2003 to present, Chairman of the Board and Chief Executive Officer of ASTAR Air Cargo, Inc. (formerly DHL Airways, Inc., an air freight company) • February 2001 – April 2003, Chairman of the Board, Chief Executive Officer and President of Burger King Corporation • 1990 – 2000, President and Chief Executive Officer of Northwest Airlines Corporation • Director of Genuity Inc. and The St. Paul Companies, Inc.	60	2002

Julia B. North • June 1999 to present, Retired • October 1997 – June 1999, President and Chief Executive Officer of VSI Enterprises, Inc. (telecommunications and videoconferencing products and services) • For more than the last five years, retired President of Consumer Services, a business unit of BellSouth Telecommunications, Inc. • Director of Simtrol, Inc. (formerly VSI Enterprises, Inc.), Mapics, Inc. and Acuity Brands, Inc.	55	1994

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 25, 2003	Director Since
INCUMBENT CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2004

A. Dano Davis • For more than the last five years, Chairman of the Board of Directors of Winn-Dixie • 1982 – November 1999, Principal Executive Officer of Winn-Dixie • With Winn-Dixie in various capacities since 1968	58	1981

T. Wayne Davis • For more than the last five years, a private investor • February 1989 – April 2002, Chairman of the Board of The Transit Group, Inc. (a logistics and transportation company) • 1971 – 1987, with Winn-Dixie in various capacities • Director of Enstar Group, Inc. and MPS Group, Inc., (formerly Modis Professional Services, Inc.)	56	1981

Carleton T. Rider • For more than the last five years, Senior Administrator, Mayo Foundation (a non-profit health care organization) • 1985 – July 1993, Administrator, Mayo Clinic Jacksonville • Director of St. Luke’s Hospital, Jacksonville, Florida	58	1992

Charles P. Stephens • For more than the last five years, Vice President, director and a principal stockholder of Norman W. Paschall Co., Inc. (brokers, importers, exporters and processors of textile products)	65	1982

A. Dano Davis, T. Wayne Davis and the spouse of Charles P. Stephens are first cousins. T. Wayne Davis resigned as Chairman of The Transit Group, Inc. in April 2002. The Transit Group and certain subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in December 2001. The Transit Group emerged from bankruptcy in December 2002.

MEETINGS OF THE BOARD AND COMMITTEES

During the fiscal year ended June 25, 2003, the Board of Directors held four regular meetings and two special meetings and took action by unanimous written consent in lieu of a meeting eight times. The Board of Directors currently has three committees: Audit, Nominating and Corporate Governance, and Compensation. All current directors attended at least 75% of the meetings of the Board and of the committees on which they served.

The following table summarizes the composition of each of the committees of the Board and the number of times each met during the fiscal year ended June 25, 2003:

	Audit	Nominating and Corporate Governance	Compensation
John E. Anderson		Member	Member
John H. Dasburg	Member		Member
T. Wayne Davis		Member
Tillie K. Fowler		Chair
Edward W. Mehrer, Jr.	Member		Member
Julia B. North	Member		Chair
Carleton T. Rider		Member
Charles P. Stephens		Member
Ronald Townsend	Chair		Member
Number of meetings during year ended June 25, 2003	5	4	6

Audit Committee.    The Audit Committee is responsible for:

•	oversight of the integrity of our financial statements and financial reporting;

•	the integrity and effectiveness of our disclosure and internal controls;

•	our compliance with applicable law, regulatory requirements and our Code of Conduct and other compliance policies; and

•	the independence, qualifications and performance of our internal and external auditors.

The Audit Committee reviews the scope and results of the audit and selects and evaluates our independent auditors. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures. The Audit Committee must be composed of no less than three directors. All members are “independent” as certified under our Governance Principles and as required under applicable law and the New York Stock Exchange listing standards. All members of the Audit Committee must be financially literate. The activities of the Audit Committee are described further in the “Audit Committee Report.” The Board of Directors has adopted an amended Audit Committee Charter, as of April 23, 2003, which is attached as Appendix A to this proxy statement.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for:

•	oversight of board and committee composition and practices;

•	our corporate governance practices, including Governance Principles;

•	the charters for all board committees;

•	our articles of incorporation, bylaws, code of conduct and other compliance policies, and our other relevant policies and procedures; and

•	director educational programs and compensation.

In April 2003, the Board of Directors changed the name of the Corporate Governance Committee to the Nominating and Corporate Governance Committee and expanded its responsibilities. The Nominating and Corporate Governance Committee reviews the selection criteria for directors and the selection of nominees to serve as directors, evaluates the performance of the Board of Directors, together with the chairman and develops, reviews, evaluates and makes recommendations to the Board of Directors with respect to corporate governance issues. The committee will consider nominations for directors from Winn-Dixie shareholders. Any shareholder recommending a nomination should direct the recommendation to the committee, in care of Winn-Dixie’s Secretary, at the address on the front cover of this proxy statement.

Compensation Committee.    The Compensation Committee is responsible for oversight of:

•	strategies and practices relating to compensation of all executive officers;

•	administration of our equity-related employee benefit plans; and

•	management succession planning.

The Compensation Committee approves our compensation strategy to ensure that management employees are awarded appropriately for their contributions to company growth and profitability and that the compensation strategy supports organization objectives and shareholder interests. The committee also establishes and reviews the salary, annual incentive, long-term incentive, and benefit plans for the chief executive officer, other executive officers and other management employees. All members of the Compensation Committee must be “independent” under our Governance Principles and as required under applicable law and New York Stock Exchange listing standards. In addition, all members of the committee must be “non-employee directors” as defined under Section 16(b) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”) and be outside directors for purposes of Section 162(m) of the Internal Revenue Code. The activities of the Compensation Committee are described further in the “Compensation Committee Report.”

DIRECTOR COMPENSATION

Annual Retainer Fees and Stock-Based Compensation.    During fiscal year 2003, directors received the following compensation:

•	an annual retainer of $24,000;

•	an additional retainer of $3,000 if the director chairs a committee;

•	in-person and telephonic meeting fees of $1,500 per meeting;

•	a unanimous written consent fee of $1,000 per consent;

•	if the director was elected or re-elected at the 2002 annual shareholders meeting on October 9, 2002, immediately exercisable options to purchase 5,000 shares of our common stock at an exercise price of $12.67 (the closing price of our common stock on the grant date of October 9, 2002); and

•	if the director was not slated for election at the 2002 annual shareholders meeting on October 9, 2002, immediately exercisable options to purchase 2,500 shares of our common stock at an exercise price of $12.67 (the closing price of our common stock on the grant date of October 9, 2002). All option grants expire on January 15 following the sixth full fiscal year after grant.

We paid the annual retainer on a quarterly basis, one-half in cash and one-half in our common stock issued pursuant to our Stock Plan For Directors described below. We also reimbursed directors for travel expenses incurred in traveling to committee and full board meetings. Directors who are employees were not paid annual retainer or meeting attendance fees.

Directors’ Deferred Fee Plan.    Under our Directors’ Deferred Fee Plan, a director may elect to defer payment of all or any part of the above fees until termination as a director. All fees deferred under this plan are credited, at the election of the director, to an income account paying interest equivalent to a national bank’s prime rate of interest or to a stock equivalent account based on the closing market price of our common stock on the date the fees are earned. A director’s interest in the deferred fee plan is payable only in cash in a single payment or in annual installments upon termination of service as a director. Former director Armando M. Codina and current director Julia B. North elected to participate in this plan during all or part of fiscal year 2003.

Stock Plan for Directors.    Under our Stock Plan for Directors, 500,000 shares of our common stock are reserved for (1) direct grants and (2) issuances of common stock upon the exercise of options. Only non-employee directors are eligible to receive grants under the plan. During fiscal year 2003, a total of 6,720 shares of our common stock were awarded to non-employee directors under the plan as payment of the half of the annual retainer that is paid in stock. Each director who was a committee chair was awarded stock each quarter with a value of $3,375, and each other director was awarded stock with a value of $3,000 based upon the trading price of our common stock on the date of issuance.

CORPORATE GOVERNANCE

Our Board of Directors remains committed to the highest standards of corporate governance. During the last fiscal year, the Board reviewed our existing corporate governance policies and practices, the proposed revisions to the New York Stock Exchange listing standards and proposed and recently enacted federal legislation, including the Sarbanes-Oxley Act of 2002. In the spirit of enhanced corporate governance, the Board has implemented a number of best corporate governance practices, including the initiatives set forth below:

Adopted Governance Principles which, among other things, provide for:

•	Director Independence. We believe that a majority of the members of the Board of Directors should be independent as defined under applicable law and the New York Stock Exchange listing standards. Currently, a majority of the Board is independent pursuant to these standards.

•	Non-Management Director Executive Session. At least three times each year, the non-management directors meet without any representative of management being present. The Chairman of our Nominating and Corporate Governance Committee presides at these sessions.

•	Committee Structure. The Board has established the following three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Consistent with applicable legal requirements and the New York Stock Exchange listing standards, we believe these committees should be composed exclusively of independent directors. The Audit and Compensation Committees are composed exclusively of independent directors. We anticipate that the Nominating and Corporate Governance Committee will be composed exclusively of independent directors no later than October 2004.

•	Compliance with the Code of Conduct. All directors are required to comply with the Winn-Dixie Code of Conduct and other compliance policies and to certify compliance at least annually. The Code of Conduct is posted on our website and has been filed with the SEC as an exhibit to our Annual Report on Form 10-K for fiscal year 2003. The Nominating and Corporate Governance Committee and the Board of Directors must unanimously approve in advance any waiver of any provision of the Code of Conduct for any director or member of the senior management team. The circumstances surrounding, and basis for, any waiver will be publicly disclosed.

•	Independent advisors. The Board has the authority to retain legal, financial or other advisors as it deems appropriate. In the event the Board determines in its sole discretion to retain any such advisor, it has the sole authority to approve the advisory firm’s scope of assignment, fees and other terms of retention.

Adopted a Code of Conduct for all directors, executive officers and associates to express our commitment to act with integrity and to conduct business in compliance with applicable laws. Among other things, the Code of Conduct covers:

•	A Compliance Program. We maintain a Compliance Program to support the commitments expressed in our Code of Conduct. The Compliance Program provides tools and resources to assist in compliance and procedures for channeling concerns about potential violations.

•	Conflicts of Interest. To ensure that business decisions are based solely on the terms of each transaction and in the best interest of the Company, we maintain a policy designed to avoid conflicts of interest between work and personal matters.

•	Company Assets. This policy ensures that Company assets are used for intended business purposes.

•	Work Environment. To support our associates, we maintain policies to ensure our stores, other facilities and corporate offices are safe and healthy places to work.

•	Compliance Policies. We maintain seven compliance policies to establish expectations for complying with legal requirements and to manage key business risks, including: Advertising and Labeling; Antitrust; Data Usage, Security and Privacy; Disclosure and Financial Controls; Environmental Management and Property Development; Labor and Employment; and Safety.

Adopted a Code of Ethics for Senior Executive and Financial Officers to complement our Code of Conduct which, among other things, promotes:

•	Honest and Ethical Conduct. Due to their elevated role in the Company, our senior executive officers should exhibit and promote the highest standards of honest and ethical conduct. The Code of Ethics specifically supports this goal by requiring senior executive officers to:

•	avoid conflicts of interest;

•	inform our Director of Compliance of any deviations from policies and procedures governing honest and ethical behavior or any material transaction or relationship that could create a conflict of interest;

•	demonstrate personal support for the Code of Ethics through periodic communications; and

•	avoid the use of confidential information for personal advantage.

•	Full, Fair, Accurate, Timely and Understandable Disclosure in Public Communications. We are committed to full, fair, accurate, timely and understandable disclosure in documents filed with the SEC and in other public communications. In performing their disclosure responsibilities, the senior executive officers are required under the Code of Ethics to ensure that:

•	reports filed with the SEC contain full, fair, accurate, timely and understandable information and do not misrepresent or omit material facts;

•	business transactions are properly authorized and recorded under generally accepted accounting principles; and

•	retention or disposal of Company records is consistent with Company policies and applicable laws.

•	Compliance with Applicable Laws, Rules and Regulations. The Code of Ethics requires senior executive officers not only to comply with all applicable laws, rules and regulations but to establish and maintain mechanisms to monitor compliance and to identify, report and correct violations.

Revised our Audit Committee Charter to assign the committee the following duties:

•	Select, evaluate, and when appropriate replace our external auditor.

•	Review and approve the external auditor’s proposed audit scope and plans, including coordinating the activities of the internal and external auditors.

•	Preapprove all engagements of the external auditor to provide non-audit services.

•	Review the organization of our internal audit department, including its staffing, budget and programs. The director of our internal audit department reports directly to the Audit Committee, which regularly reviews the director’s performance and compensation.

•	Maintain independence as certified under our Governance Principles and as required under applicable law and New York Stock Exchange listing standards, including the heightened standards for independence of Audit Committee members.

•	Adhere to certain restrictions—including a provision that no member of our Audit Committee may serve on more than two other audit committees of publicly traded companies.

•	Adhere to certain qualifications—such as requiring all Audit Committee members to be financially literate, and at least one audit committee member to be certified, when required, as being a “financial expert” as defined under applicable law and the New York Stock Exchange listing standards.

•	Hold periodic executive sessions, without other representatives of company management, with the external auditors and with our director of internal audit.

Revised our Nominating and Corporate Governance Committee Charter to assign the committee the following duties:

•	Determine the processes through which potential board nominees will be identified, review nominee qualifications and make recommendations to the Board of Directors.

•	Make recommendations to the Board of Directors regarding committee membership and committee chairs.

•	Supervise the interpretation of our independence criteria, as set forth in our Governance Principles, and at least annually make a recommendation to the Board of Directors regarding the independence of each director (to be ratified by the Audit Committee until such time as all members of the Nominating and Corporate Governance Committee are determined to be independent).

•	Oversee the investigation of all potential violations by a member of the Board of Directors of our Code of Conduct.

•	Conduct a comprehensive review of all of our governance practices and make recommendations to the Board of Directors for suggested enhancements.

•	Ensure that the governance practices comply with applicable law and the New York Stock Exchange listing standards.

Revised our Compensation Committee Charter to assign the committee the following duties:

•	Review and approve our compensation strategy on at least an annual basis.

•	Administer the management compensation program in a manner consistent with the adopted compensation strategy and when in the best interests of Winn-Dixie and its shareholders, in compliance with the requirements of section 162(m) of the Internal Revenue Code which relates to compensation deductibility.

•	Review and approve performance measures and objectives to be used to evaluate management performance and determine the funding of annual incentives.

•	Establish the salary and incentive compensation package for the Chief Executive Officer in light of, among other things, corporate goals and objectives that the committee determines to be related to CEO compensation, the committee’s evaluation of CEO performance and comparative compensation data.

•	Approve salaries, annual incentive payments and long-term grants to the other Named Executive Officers based upon performance factors and the recommendations of the CEO.

•	Advise the Board of Directors on succession planning relating to the CEO, and consult with the CEO and Board of Directors on succession planning for other members of senior management.

•	Administer all equity-related compensation including reviewing and recommending shareholder approval of any new equity-related plans or material amendments to existing plans.

PROPOSAL 2—APPROVAL OF THE

INCENTIVE COMPENSATION PERFORMANCE GOALS

UNDER OUR ANNUAL INCENTIVE PLAN

The Board of Directors recommends a vote FOR Proposal 2.

To comply with certain federal tax regulations, we have submitted for shareholder approval the material terms of the incentive compensation performance goals under our Annual Incentive Plan, which will be effective for awards granted in fiscal year 2004.

Summary of Section 162(m).    Section 162(m) of the Internal Revenue Code (the “Code”) precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to a “covered employee.” A “covered employee” under Section 162(m) is the Chief Executive Officer on the last day of the taxable year or any individual acting in such capacity, and any other officer who is among the four highest compensated officers for the taxable year (other than the Chief Executive Officer), as reported in the proxy statement. Generally, this definition includes our Chief Executive Officer and the other executive officers named each year in the Summary Compensation Table in the proxy statement.

The $1 million limit on deductibility does not apply to compensation that meets the requirements for “qualified performance-based compensation” under regulations adopted under the Code. For compensation to qualify as performance-based, certain conditions must be met. One of these conditions requires us to obtain shareholder approval of the material terms of the compensation performance goals set by a committee comprised of two or more outside directors. The material terms of the performance goals that must be approved by shareholders under Section 162(m) include the employees eligible to receive the performance-based compensation, a description of the business criteria on which each performance goal is based, and either the maximum amount that could be paid, or the formula used to calculate the amount of compensation that could be paid, to any individual executive officer.

Reasons for Approving the Incentive Compensation Performance Goals under our Annual Incentive Plan.    Because the committee may change the targets under the performance goals under the Annual Incentive Plan from year to year and because we have not obtained shareholder approval of the material terms of the performance goals under the Annual Incentive Plan since the 1998 Annual Meeting of Shareholders, the Board of Directors is recommending that the shareholders approve the new business measurements on which each of the performance goals is based so that payments made under the Annual Incentive Plan continue to qualify as performance-based compensation under Section 162(m).

Description of the Annual Incentive Plan and the Incentive Compensation Performance Goals.    The Annual Incentive Plan is administered by the Compensation Committee which is appointed by the Board of Directors and composed of two or more outside directors. Eligible employees include officers or other key employees who, in the judgment of the Compensation Committee, are significantly responsible for or materially contribute to our management, growth or profitability. At the beginning of each fiscal year, eligible employees are assigned a threshold, target and superior incentive opportunity, stated as a percentage of base compensation. Actual awards can range from 0% to 200+% of the employee’s target incentive opportunity, depending on how actual performance compares to the performance goals. Because Section 162(m) of the Code requires a stated maximum award either as a dollar amount or as a percent of the total amount funded, the maximum annual payment to any individual under this plan is limited to $1 million, which is significantly greater than any past or anticipated individual award.

The performance goals under the Annual Incentive Plan are established at the beginning of each fiscal year based on a business plan and are reviewed and approved by the Compensation Committee. Performance goals beginning in fiscal year 2004 will be based on the following business criteria (measured on an individual, business unit and/or corporation level), as determined by the Compensation Committee: (i) sales, and/or  (ii) pre-tax profits.

In all instances, the Compensation Committee will review and approve the performance goals used to award annual incentives within the first quarter of each fiscal year. Prior to payment of the compensation, the Compensation Committee will certify in writing that the performance goals and any other material terms were, in fact, satisfied.

The Company’s Officer Compensation Program, including the Annual Incentive Plan, are described in more detail in the “Compensation Committee Report.”

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO

OUR KEY EMPLOYEE STOCK OPTION PLAN

The Board of Directors recommends a vote FOR Proposal 3.

Amendment to the Key Employee Stock Option Plan.    On August 7, 2003, the Board of Directors recommended that shareholders approve an amendment to the Key Employee Stock Option Plan (“KESOP”) that would:

•	increase the total number of shares that may be issued pursuant to the exercise of options granted under the KESOP from 5,000,000 shares to 10,000,000 shares;

•	establish a limit of 500,000 shares on the number of shares subject to options that may be granted in a fiscal year to any one eligible employee; and

•	authorize the Compensation Committee to grant options with terms of up to 10 years, in their discretion.

As of June 25, 2003, of the 5,000,000 shares authorized for issuance under the KESOP, 2,078,491 shares remain available for new option grants.

Reasons for Amending the Key Employee Stock Option Plan.    The Board of Directors recommends shareholder approval of the amendment to the KESOP for the following reasons:

•	to qualify for certain federal tax deductions under Section 162(m) of the Code (described in more detail in Proposal 2 above), shareholder approval of the material terms of incentive compensation performance goals under certain equity compensation plans such as the KESOP is required every five years;

•	to qualify for certain federal tax deductions, the KESOP must have an annual limit on the number of shares that may be granted to a single eligible participant;

•	the current number of shares available under the KESOP is insufficient to cover anticipated stock option grants over the next five years;

•	to qualify for certain federal tax deductions, shareholders must approve the amended KESOP within twelve months of the amendment because any increase in the number of shares available under the KESOP causes the KESOP to be considered a “new plan;”

•	recently adopted New York Stock Exchange listing standards require shareholder approval of any existing equity compensation plan that has been materially modified; and

•	the Compensation Committee seeks more flexibility to grant options with shorter or longer terms depending upon the particular compensation award.

Consequences of Shareholder Disapproval of the Amendment to the KESOP.    Failure of our shareholders to approve this amendment may have the following consequences:

•	the KESOP existing prior to the amendment will remain in effect;

•	the existing terms of the KESOP will remain unchanged, including:

1.	the limit of 5,000,000 available shares of common stock that could be issued pursuant to the exercise of options under the KESOP,

2.	a limited option term of no more than six and one-half full fiscal years, and

3.	a limit of 2,500,000 shares on the number of shares that could be granted to an eligible employee; and

•	we may not qualify for certain federal tax deductions because grants under the KESOP would no longer qualify as performance-based under Section 162(m) of the Code.

Description of the Key Employee Stock Option Plan.    The following summary of the amended and restated KESOP, is qualified in its entirety by reference to the text of the amended and restated KESOP, which is attached as Appendix B to this proxy statement.

Under the KESOP, a committee appointed by the Board of Directors and composed of two or more outside directors may grant options at any time and from time to time to persons who are eligible employees. The Compensation Committee currently serves this function. Such eligible employees include officers and other key employees selected by the committee. Currently, the number of shares that may be issued pursuant to the exercise of outstanding stock options is limited to 5,000,000 shares. If the amendment is approved, this limit will be increased to 10,000,000 shares, and the committee will be restricted from granting options for more than 500,000 shares to any one eligible employee in any one fiscal year.

The maximum number of shares that may be sold pursuant to the KESOP are subject to anti-dilution provisions in the event of stock splits, certain stock dividends, recapitalizations, mergers, consolidations, combinations and similar corporate changes. The option price per share for each option granted under the KESOP is the fair market value of a share of our common stock on the date on which the option is granted.

The Compensation Committee determines when each option will vest and become exercisable. The Compensation Committee also determines, in its sole discretion, the period within which each option granted under the KESOP may be exercised. All options granted under the KESOP that are outstanding at the time of a change in control (as defined in the KESOP) will immediately vest upon the occurrence of the change in control. Options granted under the KESOP may not be sold, pledged, assigned or transferred by their holders otherwise than by will or the laws of descent and distribution and are exercisable, during their respective lifetimes, only by such holders.

The Board of Directors or the Compensation Committee, has the power, among other things, to add to, amend or repeal any of the provisions of the KESOP, to suspend operation of the KESOP for any period or to terminate the KESOP in whole or in part, without shareholder approval unless shareholder approval is otherwise required by applicable law or New York Stock Exchange rules.

New Plan Benefits.    The awards that will be granted to eligible participants under the amended and restated KESOP are not determinable at this time because they will be at the discretion of the Compensation Committee.

Federal Income Tax Consequences.    Options granted under the KESOP may consist of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code, and nonqualified stock options (“NSOs”), which are not intended to be treated as ISOs under Section 422 of the Code. ISOs and NSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NSOs need not comply with such requirements. Options granted under the KESOP will not qualify as ISOs except to the extent that all of the requirements of Code Section 422 are satisfied. The following is a brief, general summary of certain federal income tax consequences applicable to options granted under the KESOP, based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations. Federal income tax laws and regulations are frequently amended, and such amendments may or may not be retroactive.

A KESOP participant is not taxed on the grant or exercise of an ISO. However, the difference between the fair market value of the shares on the exercise date and the exercise price will constitute an item of alternative minimum tax adjustment for the year in which the ISO is exercised. If a participant holds the shares acquired upon exercise of an ISO for at least 2 years following grant and at least 1 year following exercise of the ISO, the participant will recognize gain, if any, for the first time upon a subsequent disposition of such shares, and such gain will be treated as long-term capital gain for federal income tax purposes. The measure of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the option exercise price).

If the participant disposes of shares acquired pursuant to the exercise of an ISO before satisfying the one- and two-year holding periods described above, the participant could recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income would be the lesser of: (i) the amount realized on disposition less the participant’s adjusted basis in the stock (generally the option exercise price), or (ii) the amount by which the fair market value of the shares on the exercise date exceeded the option exercise price. The balance of the gain recognized on such disposition, if any, will be capital gain. We are not entitled to an income tax deduction on the grant or the exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding periods described above. If the holding periods are not satisfied, we may be entitled to an income tax deduction in the year the participant disposes of the shares, in an amount equal to any ordinary income recognized by the participant.

A participant is not taxed on the grant of a NSO. However, upon exercise, the participant generally recognizes ordinary income equal to the amount by which the fair market value of the shares exceeds the option price on the date of the exercise. We generally are entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on a subsequent disposition of the shares will be long-term capital gain if the shares are held for at least 12 months following exercise. We do not receive an income tax deduction for this gain.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSAL 4—RATIFICATION OF

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors recommends a vote FOR Proposal 4.

The Audit Committee of the Board of Directors has appointed KPMG to serve as independent auditors for fiscal year 2004. We have employed KPMG for many years to audit our financial statements, examine our books and accounts and perform other services and have paid KPMG customary fees for such services. Under the Audit Committee Charter, as amended April 23, 2003, the Audit Committee has sole authority to appoint external auditors but is continuing its past practice of recommending that the Board of Directors ask the shareholders to ratify the selection annually. Upon recommendation of the Audit Committee, the Board of Directors has recommended that shareholders ratify this appointment.

Representatives of KPMG are expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR Proposal 4.

STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock, as of August 1, 2003:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Davis Family(1) c/o D.D.I., Inc. 4310 Pablo Oaks Court Jacksonville, FL 32224	57,241,571	40.65%

(1)	Relatives of the four founders of Winn-Dixie, trusts, estates, corporations and other entities involving them and their associates (collectively, the “Davis Family”) beneficially own for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for A. Dano Davis, T. Wayne Davis and Charles P. Stephens in the following table setting forth the stock ownership by directors, nominees and executive officers of Winn-Dixie. As of August 1, 2003, 45,832,136 of the Winn-Dixie shares held by the Davis Family, or 32.5% of Winn-Dixie’s issued and outstanding shares, were beneficially owned directly or indirectly by D.D.I., Inc., a Florida corporation owned by the Davis Family. Excluding any interest in Winn-Dixie common stock owned by DDI, no single individual or entity of the Davis Family beneficially owns 5% or more of the outstanding shares of Winn-Dixie common stock. Shareholders of DDI have entered into an Agreement of Shareholders, which has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended June 25, 2003, that includes rights of first refusal and establishes transfer restrictions on DDI’s stock but does not include provisions relating to the voting or investment of the Winn-Dixie stock owned by DDI. The voting and investment power over Winn-Dixie common stock owned by DDI is exercised by DDI’s board of directors, which currently consists of A. Dano Davis, T. Wayne Davis, Charles P. Stephens and two other individuals. The Agreement of Shareholders provides that a majority of the board of directors of DDI must consist of lineal descendents or spouses of lineal descendents of the four founders of Winn-Dixie.
(2)	Based on 140,819,913 shares of common stock issued and outstanding as of August 1, 2003.

STOCK OWNERSHIP BY DIRECTORS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock, as of August 1, 2003, for:

•	each director and nominee,

•	our current and former Chief Executive Officers and each of our four other most highly compensated executive officers (collectively the “Named Executive Officers”) during the last completed fiscal year, and

•	our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)				Total		Percent of Class(3)
	Sole Power(2)		Shared Power
John E. Anderson	6,200		—		6,200		*
A. Dano Davis	1,529,858	(4)	47,263,451	(5)	48,793,309		34.65%
T. Wayne Davis	233,479	(6)	46,854,091	(7)	47,087,570		33.44%
John H. Dasburg	5,902		—		5,902		*
Tillie K. Fowler	11,002		—		11,002		*
Edward W. Mehrer, Jr.	1,462		—		1,462		*
Julia B. North	10,254		400	(8)	10,654		*
Carleton T. Rider	4,674		900	(9)	5,574		*
Allen R. Rowland	1,137,849		—		1,137,849		*
Charles P. Stephens	34,584	(10)	47,802,752	(11)	47,837,336		33.97%
Ronald Townsend	7,315		—		7,315		*
Frank Lazaran.	104,082		—		104,082		*
Richard P. McCook	267,703	(12)	17,115	(13)	284,818		*
Dennis M. Sheehan	114,057		—		114,057		*
John R. Sheehan	120,277		—		120,277		*
Daniel G. Lafever	152,720	(14)	40	(15)	152,760		*
Directors and executive officers as a group (23 persons)	3,889,835		48,295,797	(16)	52,185,632	(16)	37.06	%(16)

*	Indicates beneficial ownership of less than 1%.
(1)	Under Securities and Exchange Commission rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	Reflects shares that the beneficial owner has the right to acquire on August 1, 2003 or within 60 days of that date, on or before September 30, 2003. The following individuals have the right to exercise options to purchase our common stock on or before September 30, 2003 in the following amounts:

•	John E. Anderson, 2,500 shares;
•	T. Wayne Davis, 10,000 shares;
•	John H. Dasburg, 5,000 shares;
•	Tillie K. Fowler, 7,500 shares;
•	Julia B. North, 10,000 shares;
•	Carleton T. Rider, 2,500 shares;
•	Allen R. Rowland, 979,701 shares;
•	Charles P. Stephens, 10,000 shares;

•	Ronald Townsend, 5,000 shares;
•	Frank Lazaran, 28,384 shares;
•	Richard P. McCook, 195,501 shares;
•	Dennis M. Sheehan, 89,338 shares;
•	John R. Sheehan, 92,533 shares; and
•	Daniel G. Lafever, 109,503 shares.

Phantom stock units are not included in the table because holders of those units will receive cash and have no right to acquire the underlying stock. Non-employee directors may defer all or a portion of their director fees into an income or stock equivalent account under the Directors’ Deferred Fee Plan. The fees in the stock equivalent account are phantom stock units. The following directors hold phantom stock units in the amounts listed: T. Wayne Davis, 6,298 units; Julia B. North, 19,287 units; and Carleton T. Rider, 2,841 units.

(3)	Based on 140,819,913 shares of common stock issued and outstanding as of August 1, 2003.
(4)	Includes the following shares for which A. Dano Davis may be deemed to have sole voting or investment power:

•	524,374 shares held by Estuary Corporation and a limited partnership. Estuary and the limited partnership are beneficially owned by A. Dano Davis and his relatives. The voting or investment power over Estuary stock is exercised by its board of directors, of which A. Dano Davis is Chairman. The voting or investment power over the limited partnership is exercised by the general partner which is Estuary; and

•	1,005,484 shares held by trusts of which A. Dano Davis is the sole trustee and he, his sons or his mother are beneficiaries. A. Dano Davis disclaims beneficial ownership of the 3,000 shares held for the benefit of his mother.
(5)	Includes the following shares for which A. Dano Davis may be deemed to have shared voting or investment power:

•	45,832,136 shares held by D.D.I., Inc. or its subsidiaries. D.D.I., Inc. is a Florida corporation beneficially owned by the Davis Family. The voting or investment power over DDI stock is exercised by its board of directors of which A. Dano Davis is one of the directors;

•	1,001,912 shares held by private charitable foundations of which A. Dano Davis is one of the directors. A. Dano Davis disclaims beneficial ownership of these shares; and

•	429,403 shares held by trusts of which A. Dano Davis is co-trustee and he, his sons, or his sister’s children are the beneficiaries. A. Dano Davis disclaims beneficial ownership of 151,397 shares held for the benefit of his sister’s children.
(6)	Includes the following shares for which T. Wayne Davis may be deemed to have sole voting or investment power:

•	222,079 shares held by T. Wayne Davis individually, T. Wayne Davis as custodian for his grandchildren, a revocable trust of which T. Wayne Davis is sole trustee and beneficiary and irrevocable trusts for the benefit of T. Wayne Davis or his daughters of which T. Wayne Davis is sole trustee. T. Wayne Davis disclaims beneficial ownership of 14,077 shares held by T. Wayne Davis as custodian for his grandchildren and 19,582 shares held by trusts for the benefit of his daughters;

•	10,000 shares held pursuant to stock options exercisable within 60 days (on or before September 30, 2003); and

•	1,400 shares held by T. Wayne Davis, individually, in certain retirement accounts.
(7)	Includes the following shares for which T. Wayne Davis may be deemed to have shared voting or investment power:

•	45,832,136 shares held by D.D.I., Inc. or its subsidiaries. D.D.I., Inc. is a Florida corporation beneficially owned by the Davis Family. The voting or investment power over DDI stock is exercised by its board of directors of which T. Wayne Davis is one of the directors;

•	1,013,340 shares held by private charitable foundations of which T. Wayne Davis is one of the directors. T. Wayne Davis disclaims beneficial ownership of these shares; and

•	8,615 shares held by T. Wayne Davis’ wife, individually. T. Wayne Davis disclaims beneficial ownership of these shares.
(8)	Includes 400 shares held in joint tenancy with right of survivorship with Julia B. North’s husband.
(9)	Includes 900 shares held by Carleton T. Rider’s wife. Mr. Rider disclaims beneficial ownership of these shares.
(10)	Includes the following shares for which Charles P. Stephens may be deemed to have sole voting or investment power:

•	24,584 shares held by Charles P. Stephens, individually; and

•	10,000 shares held pursuant to stock options exercisable within 60 days (on or before September 30, 2003).
(11)	Includes the following shares for which Charles P. Stephens may be deemed to have shared voting or investment power:

•	45,832,136 shares held by D.D.I., Inc. or its subsidiaries. D.D.I., Inc. is a Florida corporation beneficially owned by the Davis Family. The voting or investment power over DDI stock is exercised by its board of directors of which Charles P. Stephens is one of the directors;

•	989,340 shares held by a private charitable foundation of which Charles P. Stephens is one of the directors. Charles P. Stephens disclaims beneficial ownership of these shares; and

•	981,276 shares held by Charles P. Stephens’ wife, his son, his wife as custodian for his son and irrevocable trusts of which Charles P. Stephens is co-trustee with his wife and his wife or children are beneficiaries. Charles P. Stephens disclaims beneficial ownership of these shares.
(12)	Includes 4,972 shares credited to Richard P. McCook’s account under our profit sharing/401(k) plan.
(13)	Includes 14,730 shares held by Richard P. McCook’s wife, 1,035 shares held as custodian for his children and 1,350 held by his father. Mr. McCook disclaims beneficial ownership of these shares.
(14)	Includes 1,005 shares credited to Daniel G. Lafever’s account under our profit sharing/401(k) plan.
(15)	Includes 40 shares held by Daniel G. Lafever’s daughter. Mr. Lafever disclaims beneficial ownership of these shares.
(16)	To avoid duplicate counting, the following shares are counted only once in the total stock ownership calculations:

•	45,832,136 shares held by DDI over which A. Dano Davis, T. Wayne Davis and Charles P. Stephens share voting and investment power as directors; and

•	989,340 shares held by a private charitable foundation over which A. Dano Davis, T. Wayne Davis and Charles P. Stephens share voting and investment power as directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. Directors, officers and ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms that we received and written representations from certain reporting persons, we believe that during our most recently completed fiscal year ended on June 25, 2003, all of our executive officers, directors and ten percent shareholders complied with all applicable reporting requirements, except the following: due to an inadvertent oversight, phantom stock purchased with deferred director fees in January 2002 was omitted from Form 5s filed in August 2002 by former director Armando M. Codina and current director Julia B. North. The omission was subsequently corrected in an October 2002 amended filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid to our Named Executive Officers for the fiscal years ended June 25, 2003, June 26, 2002, and June 27, 2001:

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Other Annual Compen- sation(3)	Restricted Stock Award(4) ($)	Securities Underlying Options (#)		All Other Compen- sation(5) ($)
Frank Lazaran President and Chief Executive Officer; former Executive Vice President and Chief Operating Officer	2003 2002	$503,968 86,931	$324,594 72,675	$35,000 6,250	$268,757 720,851	437,792 11,179	(6)	$150,526 15,963

Richard P. McCook Senior Vice President and Chief Financial Officer	2003	$415,000	$204,880	$25,400	$145,247	33,937		$207,710
	2002	385,350	177,261	25,000	134,862	31,512		114,191
	2001	367,000	529,980	—	137,619	88,591		66,586

Dennis M. Sheehan Senior Vice President, Real Estate	2003	$300,000	$148,106	$25,000	$157,505	36,799		$66,794
	2002	265,000	127,200	25,000	92,745	21,671		63,128
	2001	228,940	282,065	—	120,002	78,623		32,006

John R. Sheehan Senior Vice President, Operations	2003	$306,600	$118,148	$25,000	$107,317	25,072		$99,684
	2002	292,000	128,480	25,000	102,191	23,879		57,200
	2001	275,000	280,126	—	68,745	44,255		22,917

Daniel G. Lafever Vice President and Division Manager, Central Florida; former Senior Vice President, Sales and Procurement	2003 2002 2001	$303,320 288,750 260,000	$111,830 94,482 283,143	$25,000 25,000 —	$106,163 101,075 68,745	24,804 23,613 44,255		$120,376 73,714 33,661

Allen R. Rowland former President and Chief Executive Officer	2003	$900,000	$687,375	$45,000	$674,998	157,710		$3,885,129
	2002	825,000	627,000	76,133	618,752	144,568		330,123
	2001	735,000	1,185,485	—	275,631	177,423		91,875

(1)	Includes salary paid from July 1, 2002 to June 30, 2003. Includes salary deferred under the Company’s Senior Corporate Officers’ Management Security Plan: Mr. Lazaran, $10,215; Mr. McCook, $6,642; Mr. D. Sheehan, $10,215; Mr. J. Sheehan, $9,393; and Mr. Rowland, $16,842.
(2)	Bonuses were paid in August of the year indicated but relate to services performed in the previous fiscal year.
(3)	“Other Annual Compensation” includes a cash perquisite payment to each Named Executive Officer, based on position as follows: Chief Executive Officer, $45,000; Chief Operating Officer, $35,000; and Senior Vice Presidents, $25,000. These payments are intended to replace certain benefit opportunities lost due to regulatory limits or changes in company policies. For Mr. McCook, the amount in 2003 also reflects $400 for personal use of Company aircraft.
(4)

Restricted stock awards were granted in the last three fiscal years under our Restricted Stock Plan. Restricted stock awards under our Restricted Stock Plan were granted in August 2002 for fiscal year 2003, in June 2001 for fiscal year 2002 and in June 2000 for fiscal year 2001. Mr. Lazaran also received a new sign-on grant of 39,588 shares of restricted stock in fiscal 2002, and Mr. D. Sheehan also received a new sign-on grant of 4,138 shares of restricted stock in fiscal year 2001. All restricted stock awards granted in June 2000 for fiscal year 2001 have vested. In addition, certain restricted stock awards were granted under our Restricted Stock Plan as part of our 2000 retention program but are not included in the Summary Compensation Table because the grants were not awarded in the last three fiscal years, including the following: Mr. McCook, 13,125 shares; Mr. J. Sheehan, 7,000 shares; and Mr. Lafever, 6,900 shares. Mr. McCook’s and Mr. Lafever’s 2000 retention awards were granted on January 28, 2000, and Mr. J. Sheehan’s 2000 retention award was granted on May 1, 2000. One-third of the

2000 retention awards vested on January 28, 2003, and one-third will vest on January 28, 2004 and on January 28, 2005. Dividends are paid on all shares of restricted stock. The table below shows the aggregate number and value of shares of restricted stock held by each Named Executive Officer as of August 7, 2003:

Name	Aggregate Number of Shares of Restricted Stock		Dollar Value of Aggregate Restricted Stock Holdings
Frank Lazaran	35,595		$419,309
Richard P. McCook	16,856		$198,564
Dennis M. Sheehan	9,757		$114,937
John R. Sheehan	10,688		$125,905
Daniel G. Lafever	10,557		$124,361
Allen R. Rowland	—	(1)	—

(1)	Mr. Rowland’s restricted stock has vested pursuant to acceleration provisions in his separation agreement.

The table below shows the total number of shares awarded and the vesting schedule for any restricted stock award reported in the Summary Compensation Table that vested or will vest, in whole or in part, in under three years from the date of grant:

Name	Year	Restricted Stock Award	Grant Date	Vesting Schedule
Frank Lazaran	2003	17,693	8/7/02	One-third vested on 8/7/03, and one-third will vest on 8/7/04 and 8/7/05
	2002	39,588	4/22/02	5,294 shares vested 12/31/02, one-third of remainder vested on 4/22/03 and one-third will vest on 4/22/04 and 4/22/05
		2,815	6/15/01	One-third vested on 6/15/02 and 6/15/03, and one-third will vest on 6/15/04

Richard P. McCook	2003	9,562	8/7/02	One-third vested on 8/7/03, and one-third will vest on 8/7/04 and 8/7/05
	2002	5,197	6/15/01	One-third vested on 6/15/02 and 6/15/03, and one-third will vest on 6/15/04

Dennis M. Sheehan	2003	10,369	8/7/02	One-third vested on 8/7/03, and one-third will vest on 8/7/04 and 8/7/05
	2002	3,574	6/15/01	One-third vested on 6/15/02 and 6/15/03, and one-third will vest on 6/15/04
	2001	4,138	8/2/00	One-fifth vested on 8/2/01, 8/2/02, and 8/2/03 and one-fifth will vest on 8/2/04 and 8/2/05

John R. Sheehan	2003	7,065	8/7/02	One-third vested on 8/7/03, and one-third will vest on 8/7/04 and 8/7/05
	2002	3,938	6/15/01	One-third vested on 6/15/02 and 6/15/03, and one-third will vest on 6/15/04

Daniel G. Lafever	2003	6,989	8/7/02	One-third vested on 8/7/03, and one-third will vest on 8/7/04 and 8/7/05
	2002	3,895	6/15/01	One-third vested on 6/15/02 and 6/15/03, and one-third will vest on 6/15/04

Allen R. Rowland	2003 2002	44,437 23,844	8/2/02 6/15/01	All restricted stock has vested pursuant to acceleration provisions of separation agreement

(5)	“All Other Compensation” for fiscal year 2003 includes:

•	as restricted stock vests, contingent cash payments to each Named Executive Officer equal to the initial grant value of the vesting shares;

•	profit sharing and matching contributions to our profit sharing/401(k) plan for each Named Executive Officer;

•	profit sharing and matching contributions to our supplemental retirement plan for Messrs. McCook and Lafever;

•	term life insurance premiums paid by the Company for each Named Executive Officer;

•	moving and relocation expenses for Mr. Lazaran; and

•	a separation payment to Mr. Rowland.

The following table shows the amount of each category of “All Other Compensation” received by each Named Executive Officer:

Name	Contingent Cash Payments	401(k) Profit Sharing and Matching Contributions	Supplemental Retirement Plan Profit Sharing and Matching Contributions	Term Life Insurance Premiums	Moving and Relocation	Separation
Frank Lazaran	$15,946	$668	—	$810	$133,102	—
Richard P. McCook	178,309	5,988	$18,663	4,750	—	—
Dennis M. Sheehan	62,908	3,436	—	450	—	—
John R. Sheehan	95,785	3,436	—	463	—	—
Daniel G. Lafever	102,593	5,735	10,737	1,311	—	—
Allen R. Rowland	1,179,371	3,436	—	2,322	—	$2,700,000

(6)	Mr. Lazaran’s employment agreement includes a stock option grant on June 24, 2003 to purchase 375,000 shares of common stock, which vest and become exercisable one-third annually beginning June 24, 2004.

Option Grants During the Fiscal Year Ended June 25, 2003

The following table sets forth all options to acquire shares of Winn-Dixie’s common stock granted to the Named Executive Officers during the fiscal year ended June 25, 2003.

Name	Individual Grants
	Number of Securities Underlying Options Granted(2)	Percent of Total Options Granted to Associates in Fiscal Year (%)	Exercise or Base price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5% ($)	10% ($)
Frank Lazaran	62,792	5.9	$15.19	1/15/10	$429,203	$1,048,460
	375,000	35.3	12.66	6/24/13	3,074,885	8,114,703
Richard P. McCook	33,937	3.2	15.19	1/15/10	231,970	566,658
Dennis M. Sheehan	36,799	3.5	15.19	1/15/10	251,533	614,466
John R. Sheehan	25,072	2.4	15.19	1/15/10	171,375	418,636
Daniel G. Lafever	24,804	2.3	15.19	1/15/10	169,543	414,161
Allen R. Rowland	157,710	14.9	15.19	1/15/10	1,077,998	2,633,338

(1)	The amounts shown only represent assumed rates of appreciation. They are not intended to forecast future appreciation. Actual gains, if any, on stock option exercises will depend upon future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise. In addition, these amounts do not take into consideration certain terms of the options, such as nontransferability, vesting requirements or termination following a termination of employment.
(2)	Except for the options grant of 375,000 shares to Mr. Lazaran, the options listed are exercisable one-third annually beginning August 7, 2003, if the officer remains employed in a key employee position with Winn-Dixie. The options to purchase 375,000 shares of common stock granted to Mr. Lazaran are exercisable one-third annually beginning June 24, 2004.

Aggregated Option Exercises and Fiscal Year-End Values

The following table sets forth certain information about exercised and unexercised stock options held by our Named Executive Officers as of June 25, 2003. The Named Executive Officers exercised no stock options during the fiscal year ended June 25, 2003 and held no in-the-money options as of June 25, 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank Lazaran	0	—	7,453	441,518	—	—
Richard P. McCook	0	—	164,960	100,575	—	—
Dennis M. Sheehan	0	—	69,071	68,022	—	—
John R. Sheehan	0	—	84,175	49,031	—	—
Daniel G. Lafever	0	—	89,101	64,211	—	—
Allen R. Rowland	0	—	979,701	—	—	—

Pension Plans

We have a defined benefit plan called the Senior Corporate Officer’s Management Security Plan which provides for retirement and other benefits for our executive officers. The retirement benefit is determined by multiplying an assigned benefit level by a fraction, of which the numerator is the number of whole years from entry into the plan to termination and the denominator is the number of whole years from entry to age 65. The assigned benefit level is set by the plan’s administrative committee and is based on job title and compensation levels. After termination of employment and upon attainment of age 65, the participant is entitled to a retirement benefit payable in two parts:

•	Part A consists of 75% of the total accrued retirement benefit payable in monthly installments over a 10 year period; and

•	Part B consists of 25% of the total accrued retirement benefit payable to the participant’s named beneficiary upon the death of the participant.

The following table sets forth the accrued retirement benefits as of June 30, 2003 and estimated retirement benefits payable to the Named Executive Officers at age 65, assuming these officers continue employment with Winn-Dixie to age 65:

Name	Accrued Retirement Benefit at 06/30/03	Estimated Retirement Benefit at Age 65	Estimated Part A (75%) Retirement Benefit at Age 65	Estimated Part B (25%) Retirement Benefit at Age 65
Frank Lazaran	$90,126	$1,802,525	$1,351,894	$450,631
Richard P. McCook	1,511,226	2,704,300	2,028,225	676,075
Dennis M. Sheehan	270,378	1,802,521	1,351,891	450,630
John R. Sheehan	259,915	1,992,679	1,494,509	498,170
Daniel G. Lafever	942,565	1,910,690	1,433,018	477,672
Allen R. Rowland	317,084	—	—	—

Equity Compensation Plans

The following table presents information about our common stock that may be issued under our 1995 Restricted Stock Plan, Key Employee Stock Option Plan, Stock Plan for Directors, Restricted Stock Plan as amended (which is a separate plan from the 1995 Restricted Stock Plan), 2000 Retention and Attraction Program and certain stock option grants to Chief Executive Officers:

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options)
Equity compensation plans approved by security holders	1,802,336	$18.00	3,436,660
Equity compensation plans not approved by security holders(1)	1,248,362	$20.45	2,572,340

Total	3,050,698	$19.00	6,009,000

(1)	The following plans were adopted without shareholder approval:

•	Restricted Stock Plan. Under our Restricted Stock Plan (as amended), there were 2,000,000 shares authorized, 235,044 shares issued and outstanding and 1,756,056 shares available for issuance as of June 25, 2003. Under the plan, we may issue restricted shares of our common stock to certain eligible key employees as determined by the Compensation Committee of the Board of Directors. The vesting of shares issued prior to January 2000 is contingent upon attaining certain performance goals over a three-year period. The shares issued after such date vest over time based on certain employment conditions. Some shares vest one-third each year beginning with either the first or third year from the grant date, based on continued employment. Other shares vest one-fifth each year beginning on the first anniversary date of the recipient’s employment with the Company, based on continued employment.

•	2000 Retention and Attraction Program. As part of our 2000 retention and attraction program, we granted to key employees options to purchase shares of our common stock at an exercise price equal to our closing stock price on the grant date. We granted options to purchase a total of 1,148,406 shares under this program. If the executive officer or associate remains employed in his or her position, options granted under this program vest one-fifth per year beginning January 28, 2001.

•	Stock Options for Chief Executive Officers. Under an employment agreement, on June 24, 2003, Frank Lazaran, our current President and Chief Executive Officer, received an option to purchase 375,000 shares of our common stock at an exercise price of $12.66 per share. One-third of these options are exercisable annually, beginning on June 24, 2004. Under a previous employment agreement, on November 23, 1999, Allen R. Rowland, a former President and Chief Executive Officer, received an option to purchase 500,000 shares of our common stock at an exercise price of $27.00 per share. These options have vested and are currently exercisable.

Employment Agreement with Frank Lazaran

Effective June 24, 2003, we entered into an employment letter agreement with Frank Lazaran as our President and Chief Executive Officer. The employment agreement provides for an initial three-year term from the effective date, with automatic one-year renewals unless we or Mr. Lazaran gives notice of non-renewal at least three months prior to the anniversary of the effective date. If we terminate the employment agreement for any reason other than “cause,” death or disability or Mr. Lazaran terminates the agreement due to a demotion or a reduction in salary, Mr. Lazaran would be entitled to:

•	payment of three times the sum of his annual base salary at the time of termination, plus the target annual bonus for the year in which the termination occurs (which bonus will not be less than 60% of base pay in the year of termination);

•	medical benefits for 36 months from the date of termination; and

•	the acceleration of vesting rights and rights to exercise with respect to all outstanding stock options and restricted stock.

“Cause” is defined in the employment agreement to include gross misconduct in the performance of Mr. Lazaran’s duties or conviction of any felony involving moral turpitude.

Mr. Lazaran’s compensation under the employment agreement includes:

•	a minimum annual base salary of $750,000, which may be adjusted annually;

•	a one-time option to purchase 375,000 shares of our common stock which vest one-third per year beginning with the first anniversary of the date of Mr. Lazaran’s employment; and

•	such other benefits as our executive officers normally receive, including stock under our Restricted Stock Plan and options under our Key Employee Stock Option Plan.

The employment agreement also provides for a gross-up payment should any payments upon Mr. Lazaran’s death or total disability or payments pursuant to a change in control of Winn-Dixie be determined by the Internal Revenue Service to be parachute payments subject to excise tax. The gross-up payment would equal, after tax, the excise tax imposed on the parachute payment.

The employment agreement prohibits Mr. Lazaran from disclosing at any time confidential information relating to Winn-Dixie without our prior written consent. Mr. Lazaran is also subject to non-competition and non-solicitation obligations after his employment terminates.

Employment Arrangements with Allen R. Rowland

In connection with the retirement of Allen R. Rowland, our former President and Chief Executive Officer, we entered into an agreement with Mr. Rowland that provides for:

•	payment of three times the sum of the annual base salary being paid to Mr. Rowland at the time of retirement plus three times the target annual bonus for the year in which the retirement occurs;

•	payment of Mr. Rowland’s target entitlements under all long-term incentive compensation plans as if he were employed on the relevant payment dates and the target goals had been achieved;

•	all benefits under our welfare benefit plans for 36 months from the date of retirement;

•	the acceleration of vesting rights and rights to exercise with respect to all outstanding stock options and restricted stock;

•	certain gross-up payments if aggregate payments made to Mr. Rowland constitute parachute payments as defined in Section 280G of the Internal Revenue Code would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code; and

•	certain indemnification provisions.

On November 23, 1999, Winn-Dixie entered into an employment agreement with Allen R. Rowland to secure his services as Winn-Dixie’s President and Chief Executive Officer. The employment agreement provided for:

•	an annual base salary of at least $700,000, which may be adjusted annually by the Board;

•	an initial bonus of $210,000 paid on June 28, 2000 and an annual bonus of up to 120% of his salary, based on the degree of achievement of performance goals established by the Board at the beginning of each fiscal year;

•	an option to purchase 500,000 shares of our common stock, 50% of which was exercisable on the date of grant and 50% of which became exercisable on November 23, 2000; and

•	such other benefits as our executive officers normally receive, including stock under our Restricted Stock Plan and options under our Key Employee Stock Option Plan.

The employment agreement prohibits Mr. Rowland from disclosing at any time confidential information relating to Winn-Dixie without our prior written consent. Mr. Rowland also is subject to non-competition and non-solicitation obligations after his employment terminates. Mr. Rowland retired from Winn-Dixie, effective June 24, 2003.

Change in Control Arrangements

Winn-Dixie’s executive compensation program provides certain benefits to executive officers in the event of a defined change in control. If (1) an executive officer is terminated without cause within one year of an actual change in control or (2) an executive officer undergoes a constructive termination, which means the executive officer resigns within one year of a change in control due to a material change in his or her work responsibilities, title, location, compensation or similar matters, the executive officer is entitled to receive certain benefits. The Chief Executive Officer would be entitled to receive 2.99 times a “base amount,” and other executive officers would be entitled to receive 2.0 times a “base amount.” A “base amount,” as defined by section 280G of the Internal Revenue Code, is the average salary and bonus for the most recent five-year period.

Our Restricted Stock Plan and Key Employee Stock Option Plan were amended in August 1999 to provide that the restricted stock will vest immediately and the options will be exercisable immediately upon a change in control. A change in control is defined under the plans to include:

•	any person (excluding the Davis Family, a Winn-Dixie employee benefit plan or an entity owned by substantially all of Winn-Dixie’s shareholders) becoming the beneficial owner of at least 25% of Winn-Dixie’s outstanding voting stock and in an amount in excess of that owned by the Davis Family;

•	a merger, consolidation, liquidation, or dissolution of Winn-Dixie or the sale of substantially all of the assets of Winn-Dixie unless substantially all of Winn-Dixie’s shareholders prior to such transaction own more than 50% of the outstanding common stock and the combined voting power of the stock entitled to vote in the election of directors of the post-transaction corporation; or

•	a failure of directors elected by the shareholders or nominated by the board of directors at the beginning of any consecutive 24-month period to continue to constitute a majority of the board of directors after such period.

Under Mr. Lazaran’s employment agreement, should a “change of control” (as defined in the Restricted Stock Plan and Key Employee Stock Option Plan) occur during the term of his employment, all restricted stock (and contingent cash payments) will vest immediately and all options will vest and become immediately exercisable. In addition, should a “change of control” occur and Mr. Lazaran is not offered a comparable position or if his responsibilities are materially diminished, he would be entitled to:

•	payment of three times the sum of his annual base salary at the time of termination plus the target annual bonus for the year in which the termination occurs (which bonus will not be less than 60% of base pay in the year of termination); and

•	medical benefits for 36 months from the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee during the most recently completed fiscal year were  Julia B. North, Chair, John E. Anderson, John H. Dasburg, Edward W. Mehrer, Jr. and Ronald Townsend. During such time, no member of the compensation committee was a current or former officer or employee of Winn-Dixie and no executive officer of Winn-Dixie served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of Winn-Dixie or on Winn-Dixie’s Compensation Committee.

Notwithstanding anything to the contrary set forth in any of Winn-Dixie’s previous filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended that incorporated future filings, including this proxy statement, the following sections titled “Compensation Committee Report”, “Stock Performance Graph” and “Audit Committee Report” shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met six times during fiscal year 2003 and has submitted the following report on the compensation of the executives named in the Summary Compensation Table included in this proxy statement.

What is our executive compensation strategy?

Our executive compensation strategy is to fairly compensate executives for their performance and contributions to Winn-Dixie and to motivate executives to achieve our performance goals. At the same time, our strategy recognizes the need to retain and attract high-quality executives to critical positions in a competitive hiring market. Our cash compensation and equity incentives are designed to further our pay-for-performance philosophy.

Cash compensation is composed of a base salary and an annual cash bonus opportunity. Base salaries are targeted at levels believed to be in approximately the 50th percentile of the executive pay levels of a selected peer group of companies. The annual cash bonus for each executive is based on achieving designated “Threshold,” “Target” or “Superior” Company performance targets. As a result, cash bonuses can range, depending on executive level, from 0% to 200% or more of base salary. In this manner, executive officer cash compensation is highly variable. If performance exceeds “Superior” target levels, cash compensation should exceed the 50th percentile. If performance results are below the “Threshold” target level, then cash compensation should be below the 50th percentile. Equity incentives, particularly stock option grants under our Key Employee Stock Option Plan, further align executive compensation with Company performance.

What are the components of our executive compensation program?

The primary components of our executive compensation program are:

Base Salary.    Base salaries are established consistent with our compensation strategy, and also must be competitive to allow us to attract and retain high-quality executives. In August 2002, the Compensation Committee reviewed the base salaries of our executives as compared to the salaries of a selected peer group of companies, based on data derived from other company proxy statements and published compensation surveys obtained by our independent compensation consultant. Each executive position was assigned a salary range for fiscal 2003 based on the Committee’s judgment and its review of this market data. At the same time, the Committee reviewed and approved the annual base salary increases for our executives and thereby established fiscal 2003 base salaries.

Annual Incentive Bonus.    Cash bonuses are primarily based on achieving Company sales and pre-tax profit targets in fiscal 2003. “Threshold,” “Target” and “Superior” target levels for sales and pre-tax profit were established by the Compensation Committee at the beginning of the fiscal year. The Committee monitored performance throughout the year, considering all relevant factors, and determined fiscal 2003 cash bonus payment amounts for our executives in August 2003 by comparing actual fiscal 2003 results to the pre-established targets. In addition, a portion of each executive’s annual incentive bonus is based on the Committee’s evaluation of the performance of the executive’s business unit and its assessment of the executive’s contribution to overall Company performance.

Long-Term Incentives.    In fiscal 2003, we provided our executives with stock options through our Key Employee Stock Option Plan and restricted stock with contingent cash payments through our Restricted Stock Plan. Stock options align executive compensation with Company performance and shareholder interests, since executives will not receive value from a stock option unless our stock price rises after the grant date. Grants to current executives generally vest 33% each year beginning on the first anniversary of the grant date. To further encourage prospective executives to remain with our Company, grants to new hires generally vest 20% each year. In fiscal 2003, the Committee provided one-half of the value of all long-term incentives in the form of stock option grants.

The remaining half of our long-term incentives for executives in fiscal 2003 was provided in the form of restricted stock grants with accompanying contingent cash payments. Generally, grants to current executives vest 33% each year beginning on the first anniversary of the grant date, with grants to new hires vesting 20% each year. The contingent cash payment, which is only paid as the restricted stock vests, is in an amount equal to the initial grant value of the related restricted stock. This cash payment is designed to encourage continued stock ownership, allowing executives to retain their stock holdings and utilize the cash payment to satisfy all or a portion of their federal and state income tax obligations arising from receipt of the vested stock.

In April 2003, the Committee adopted changes to our long-term incentive plan that it believes will further align executive compensation with Company performance. Grants in fiscal 2004 will be performance accelerated restricted stock (“PARS”). The PARS incorporate Committee-established target performance levels based on the three-year rolling Company average return on capital. PARS vest after three years if the target return is achieved. If not, the three-year rolling average return on capital is re-calculated after four years to determine whether the target levels have been achieved at that time. If not, the PARS vest based strictly on the passage of time after five years. Since new grants of PARS are not made until the fiscal 2004 grants vest, PARS uniquely align compensation with Company performance.

As is the case with all grants under our Restricted Stock Plan, PARS are accompanied by a contingent cash payment, which is only paid as the PARS vest. The Compensation Committee believes the granting of PARS will help better align the Restricted Stock Plan with shareholder interests, while also providing an attractive retention component to our overall compensation package. To even further align our executive compensation program with Company performance, the portion of the total long-term incentive to be provided in options will increase to 60% in fiscal 2004, with the remaining 40% to be in the form of PARS and accompanying contingent cash payments.

How is the Chief Executive Officer Paid?

During fiscal 2003, our Chief Executive Officer was Allen R. Rowland. Mr. Rowland received a base salary of $900,000 and a cash bonus of $687,375. In establishing this salary level, the Committee considered the terms of the Company’s employment agreement with Mr. Rowland, the Company’s performance in fiscal 2002 and peer group CEO compensation data. Mr. Rowland’s cash bonus for fiscal 2003 was determined based on the performance targets in the annual incentive plan. The Committee also awarded Mr. Rowland options and restricted stock in fiscal 2003 consistent with its executive compensation program. This cash compensation and stock and option awards are listed in the “Summary Compensation Table” in this proxy statement. Mr. Rowland also received certain payments stemming from his retirement at the end of fiscal 2003, which was treated as a termination without cause under his employment agreement.

At the end of fiscal 2003, the Board of Directors appointed Frank Lazaran as President and Chief Executive Officer. Mr. Lazaran’s employment agreement provides for a base salary of $750,000 in fiscal 2004 and a one-time grant of options to purchase 375,000 shares of our common stock which vest 33% each year beginning on the first anniversary of the grant date. He also will participate in our executive compensation programs and be provided with certain other benefits. For a more detailed description of Mr. Lazaran’s compensation arrangements, see “Employment Agreement with Frank Lazaran” in this proxy statement.

Do we provide any other executive benefits?

Our executive compensation program also includes various employee benefits. Generally, these benefits serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death. They are similar to the benefits offered to our other employees but include some variations primarily to promote tax efficiency and replacement (including with cash payments) of benefit opportunities lost due to regulatory limits or changes in Company policies.

How do we handle limitations on the tax deductibility of compensation?

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered officers include our President and Chief Executive Officer and each of the four other highest paid executive officers named each year in the “Summary Compensation Table” in our proxy statement. The Key Employee Stock Option Plan and the Restricted Stock Plan provide the Compensation Committee with the flexibility to grant options and issue restricted stock awards that may, in the Committee’s discretion, either qualify as performance-based compensation or not. The Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interest of Winn-Dixie and its shareholders. After a thorough review and analysis of alternatives, the Compensation Committee determined that it was appropriate and in the best interest of Winn-Dixie and its shareholders to pay Mr. Rowland or Mr. Lazaran the performance- and non-performance-based compensation set forth in the “Summary Compensation Table” in fiscal 2003, even if a portion of either individual’s compensation exceeds the $1,000,000 deductibility limit.

Who are the members of the Compensation Committee?

This report is submitted by the members of the Compensation Committee, who are:

Julia B. North, Chair

John E. Anderson

John H. Dasburg

Edward W. Mehrer, Jr.

Ronald Townsend

STOCK PERFORMANCE GRAPH

The following graph sets forth the yearly percentage change in the cumulative total shareholder return on Winn-Dixie’s common stock during the preceding five fiscal years ended June 25, 2003 compared with the cumulative total returns of the S&P 500 Index and a Food Retail Index compiled by Zack’s Investment Research, Inc.(1) The comparison assumes $100 was invested on June 26, 1998, in Winn-Dixie common stock, in the S&P 500 Index and in the Zack’s Food Retail Index and assumes reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG WINN-DIXIE STORES, INC., THE S&P 500 INDEX

AND THE ZACK’S FOOD RETAIL INDEX(1)

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

June 2003

Data and chart determined and furnished by Zacks Investment Research, Inc.

(1)	The S&P Food Retail Index previously used for comparison has been discontinued. The Zack’s Food Retail Index is similar to the former S&P Food Retail Index and includes, but is not limited to, the following companies: Albertson’s, Kroger, Safeway and Winn-Dixie.

AUDIT COMMITTEE REPORT

In April 2003, our Board of Directors amended the Audit Committee Charter, attached as Appendix A to this proxy statement.

Among its many duties, the Audit Committee is responsible for reviewing with KPMG, our independent auditors, the scope and results of their audit engagement. In connection with the audit for the fiscal year ended June 25, 2003, the Audit Committee has:

•	reviewed and discussed with management Winn-Dixie’s audited financial statements to be included in our Annual Report on Form 10-K for the year ended June 25, 2003;

•	discussed with KPMG the matters required by Statement of Accounting Standards No. 61, as amended; and

•	received from and discussed with KPMG the communications required by Independence Standards Board No. 1 regarding their independence.

Based upon the review and discussions outlined above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in Winn-Dixie’s Annual Report on Form 10-K for the year ended June 25, 2003 for filing with the Securities and Exchange Commission.

Management is responsible for Winn-Dixie’s internal controls and financial reporting process. KPMG is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee is responsible for monitoring and overseeing these processes.

This report is submitted by the members of the Audit Committee:

Ronald Townsend, Chair

John H. Dasburg

Edward W. Mehrer, Jr.

Julia B. North

Principal Accountant Fees and Services

KPMG billed us fees for the following services in fiscal years 2003 and 2002. In accordance with new SEC rules and our amended Audit Committee Charter, the Audit Committee approved all fees billed by KPMG in fiscal year 2003.

Audit Fees

KPMG billed us aggregate fees for audit services of $498,000 in 2003 and $380,000 in 2002.

Audit-Related Fees

KPMG billed us aggregate fees of $103,000 in 2003 and $115,721 in 2002 for audit-related services. Audit-related services include audits of supermarkets in the Bahamas and our profit sharing/401(k) plan.

Tax Fees

KPMG billed us fees for tax services, including tax compliance and consulting in the amounts of $92,650 in 2003 and $17,500 in 2002.

All Other Fees

None.

Pre-Approval of Audit and Non-Audit Services

Under our amended Audit Committee Charter, the Audit Committee adopted new pre-approval policies that are in effect for fiscal year 2004. Under these new policies, the Audit Committee approves the annual budget for all audit and non-audit services and pre-approves all engagements of the external auditor to provide non-audit services. The Committee’s general policy is to restrict the engagement of the external auditor to providing audit and tax-related services. The Committee will not approve the external auditor to be the provider of the following non-audit services (as interpreted by the SEC):

•	bookkeeping and other services related to our accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisals or valuation services;

•	fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser or investment banking services;

•	legal services or expert services unrelated to the audit; and

•	any other services determined by law to be prohibited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended June 25, 2003, Holland & Knight LLP provided legal services to Winn-Dixie. Tillie K. Fowler, one of our directors, has been a partner of Holland & Knight LLP since April 2001. Fees for these legal services represented less than 2% of Holland & Knight’s revenues during its last fiscal year.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

To be included in our 2004 proxy statement, we must receive in writing any shareholder proposals intended to be presented at our 2004 annual meeting of shareholders on or before May 7, 2004. We must receive in writing any shareholder proposals to be considered at our 2004 annual meeting of shareholders, but not included in our 2004 proxy statement, by July 21, 2004. Under Rule 14a-4(c)(1) of the Exchange Act, we will have discretionary authority to vote on any shareholder proposal that we do not receive by July 21, 2004. Written copies of shareholder proposals should be sent to our corporate headquarters at 5050 Edgewood Court, Jacksonville, Florida 32254-3699 to the attention of the Secretary. To ensure prompt receipt, proposals should be sent by certified mail return receipt requested. All proposals must comply with the proxy rules relating to shareholder proposals.

MISCELLANEOUS

As of the date of this proxy statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

Judith W. Dixon

Secretary

September 3, 2003

Please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy electronically or by telephone by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

WINN-DIXIE STORES, INC.,

as amended April 23, 2003

The purpose of the audit committee is to provide assistance to the board of directors in fulfilling its oversight of (a) the integrity of our financial statements and financial reporting, (b) the integrity and effectiveness of our disclosure and internal controls, (c) our compliance with applicable law, regulatory requirements and our Company’s code of conduct and other compliance policies, (d) the independence, qualifications and performance of our external auditors and (e) the independence, qualifications and performance of our internal auditors. The committee also prepares an annual report of its activity for publication in our proxy statement stating whether the committee has reviewed and discussed the financial statements with management and the external auditors and whether the committee recommended to the board that the audited financials be included in our Form 10-K.

Responsibilities of the Committee

Oversight of Integrity of Financial Statements and Financial Reporting

Financial Statements:    The audit committee reviews with management and external auditors our annual and quarterly financial statements prior to the filing of each Report on Form 10-K or 10-Q. This review includes matters required to be reviewed under legal, regulatory and New York Stock Exchange requirements and the items required by SAS 61 in the case of annual financial statements and SAS 100 in the case of quarterly financial statements. In reviewing Forms 10-K and 10-Q, the committee reviews the process for quarterly certifications by the chief executive and chief financial officers of the Company.

Reporting Issues:    The audit committee reviews with management and external auditors significant financial reporting issues and judgments made in connection with the preparation of financial statements, including: critical accounting policies, major issues regarding accounting and auditing principles, major accounting policy changes, any audit problems and management’s responses, the effect of regulatory and accounting initiatives, any off-balance sheet financing structures, any unusual methods of acquiring or holding interests in other entities and the effect of alternative GAAP methods on our financial statements.

Press Releases:    The audit committee reviews with management and external auditors all earnings press releases, including any earnings guidance provided, prior to release of the information. Management reviews with the committee all presentations to analysts or ratings agencies that represent a significant adjustment in our business operations, results or strategies.

Oversight of Integrity and Effectiveness of Disclosure and Internal Controls

Review of Disclosure Committee Activity:    The audit committee reviews with management and external auditors the processes employed by our Company to ensure our disclosure and internal controls are effective. This includes a review of the procedures employed by the Company’s disclosure committee.

Internal Controls:    The audit committee reviews with management management’s opinions relating to the design and effectiveness of disclosure and internal controls, recent evaluations of the adequacy of these controls, whether or not management is aware of any significant deficiencies in the design or operation of our internal controls, instances of fraud involving management or other employees having a significant role in our internal controls and significant changes made relating to these controls. The committee also advises management on the scope of internal and external auditor review of disclosure and financial controls policies and procedures, including the adequacy of these reviews, their material findings and managements’ responses.

Oversight of Compliance Program

Compliance Program:    The audit committee reviews the effectiveness of our Company’s system for monitoring compliance with laws, regulations and our compliance policies, including our code of conduct. This includes regular reviews of our compliance policies, the material risks and related processes being monitored, relevant training, compliance activity and management follow-up and disciplinary actions. The committee also reviews and evaluates the processes used by the Company to communicate our code of conduct and other compliance policies to all associates and to inform associates of the mechanisms available to them for reporting concerns.

Management Reports:    The audit committee discusses with management the status and results of significant management investigations into compliance-related issues. It also receives regular reports from the general counsel regarding significant legal and compliance matters, including material litigation, other potentially material contingent liabilities and material reports or inquiries received from regulators or governmental agencies.

Oversight of External Auditor

Selection:    The audit committee selects, evaluates and, when appropriate, replaces our external auditor. It is responsible for establishing a clear understanding with management and the external auditor that the external auditor is ultimately accountable to the audit committee. Although it has sole authority to appoint the external auditor, the committee will continue its practice of recommending that the board of directors ask our shareholders to ratify its selection annually. In making determinations on the appointment of the external auditor, the committee reviews the capabilities and audit programs of the auditing firm, as well as the experience and qualifications of the primary partners on the audit team.

Controls:    The audit committee reviews and approves the external auditor’s proposed audit scope and plans, including coordination of the activities of the internal and external auditors. The committee also approves the annual budget for all audit and non-audit services to be provided. The audit committee pre-approves all engagements of the external auditor to provide non-audit services. The committee’s general policy is to restrict the engagement of the external auditor to the provision of audit and tax-related services. The committee will not approve the external auditor to be the provider of the following non-audit services (as interpreted by the SEC): bookkeeping and other services related to our accounting records or financial statements; financial information systems design and implementation; appraisals or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, investment adviser or investment banking services; legal services or expert services unrelated to the audit; and any other services determined by law to be prohibited. The audit committee will ensure that the lead and reviewing partners assigned to our Company’s audit are rotated no less frequently than every five years.

Auditor Reports:    The audit committee receives and reviews on an at least annual basis written reports from the external auditor (a) regarding its independence, delineating all relationships, if any, between the external auditor and our Company and (b) describing the firm’s internal quality-control procedures, including any material issues raised by the most recent internal quality control review or peer review of the firm or by any inquiry or investigation by any governmental or professional authorities in the last five years relating to an audit carried out by the firm, and any steps taken by the firm to deal with any such issues. The audit committee actively engages in a dialogue with the external auditor with respect to these reports. The committee also reviews all management letters provided to the Company by the external auditor and monitors management’s response to the recommendations.

Oversight of Internal Auditors

Reporting Relationship:    The audit committee reviews the organization of our internal audit department, including its staffing and budget. The audit committee maintains a direct reporting relationship with our director of internal audit, who may not be replaced without the prior concurrence of the committee.

Oversight of Activity:    The audit committee also regularly reviews the programs maintained by our internal audit department. To that end, the committee reviews at least annually the risk assessment process employed by the internal audit department and the results of the risk assessment process. In addition, the committee reviews the process maintained by the audit committee to track its activities, findings and follow-up by management on internal audit department recommendations. The audit committee reviews significant internal audit department findings and recommendations to Company management, as well as the responses to the recommendations. Finally, the committee ensures there are no inappropriate restrictions imposed by Company management that impair the ability of the internal audit department to perform its function or access necessary information.

Membership of the Committee

Composition:    The audit committee shall be composed of no less than three directors, one of which shall serve as chair, appointed by the board of directors upon the recommendation of the nominating and corporate governance committee. All members of the committee shall be independent as certified pursuant to our Governance Principles and as required under applicable law and New York Stock Exchange listing standards (the “NYSE Standards”), including the heightened standards for independence of audit committee members. In addition, because of the demanding role and responsibility of serving on an audit committee, no member of our audit committee may serve on more than two other audit committees of publicly traded companies. In the event a member of our audit committee accepts membership on more than two other such audit committees, he or she shall immediately submit his resignation to the chair of the nominating and corporate governance committee.

Qualifications:    All members of the audit committee must be financially literate, and at least one member of the committee must be certified as being a financial expert as defined under applicable law and the NYSE Standards. The certification of one or more financial experts will be made by the board of directors upon recommendation of the nominating and corporate governance committee.

Tenure:    Committee members may be appointed and removed as provided in our governance principles.

Meetings of the Committee

Meetings:    The audit committee meets at least four times each year in conjunction with the board of directors meetings. In addition, at or immediately prior to each of those meetings, the committee reviews the proposed Form 10-K or 10-Q filing and associated earnings release.

Executive Sessions:    At each audit committee meeting, the committee will meet in separate executive sessions, without other representatives of Company management, with the external auditors and with our director of internal audit. In addition, the committee will meet on a regular basis in executive session with our senior vice presidents of legal and financial and our director of compliance.

Management Staffing:    The primary senior management liaison to the audit committee is the senior vice president, finance. In addition, the senior vice president, legal; vice president, accounting; vice president, treasurer; and director of internal audit attend meetings of the committee. The CEO and chief operating officers are also invited to all committee meetings. No other directors or members of Company management attend committee meetings other than pursuant to the express invitation of the chair of the audit committee.

Policy on Hiring Employees or Former Employees of the External Auditor

We believe that it may be beneficial from time to time for our Company to hire employees or former employees of our external auditor, including employees who have worked on our audits. These individual’s talents, and their familiarity with our Company and its processes and controls, may make them valuable associates. However, to ensure an appropriate level of independence between our external auditor and internal staff (a) the audit committee must pre-approve the hiring of any individual to a director- or officer-level position in our Company if the individual has been a member of our external audit team in the previous two years and (b) the audit committee will review no less than annually a list of all individuals hired by our Company, regardless of position, who had been employed by our external audit firm in the previous three years, regardless of whether they were a member of our external audit team.

Process for Handling Certain Complaints

As part of the board’s procedure for receiving and handling certain complaints, the Company retains an independent company to maintain an anonymous, confidential, toll-free telephone number for receiving complaints regarding accounting, internal accounting controls or auditing matters and concerns from associates regarding questionable accounting or auditing matters. The existence of this telephone number is published on our website and will be published in all applicable Company compliance policies, with notice that calls to the number will be provided directly to a representative of the audit committee.

A full transcript of all calls received on this telephone number will be provided to the chair of the audit committee, our general counsel and our director of compliance. Calls will be investigated as directed by the chair of the committee and will be tracked separately. The status of these investigations will be reported to the audit committee at each meeting, to receive direction from the committee and to allow the committee to ensure appropriate follow-up.

Authority of the Committee

Authority and Delegation:    With regard to all matters described in this charter as being within the authority of the audit committee, rather than those matters in which the committee makes recommendations to the board of directors, the committee has the full power and authority to act on behalf of the board. The committee does not delegate its responsibility to subcommittees.

Outside Advisors:    The audit committee has the authority to retain legal, financial or other advisors as it deems appropriate. In the event the committee determines in its sole authority to retain any such advisors, the committee has the sole authority to approve the firm’s scope of assignment, fees and other terms of retention.

Evaluations:    At least once each year, each member of the audit committee will prepare an evaluation of the committee. Evaluations will be in writing and will be reviewed by the chair of the committee, who will discuss evaluation results with the chair of the nominating and corporate governance committee and with the chairman of the board.

Charter Review:    At least once each year, the audit committee will review this charter and recommend changes, if any, to the chair of the nominating and corporate governance committee and the chairman of the board.

APPENDIX B

WINN-DIXIE STORES, INC.

KEY EMPLOYEE STOCK OPTION PLAN,

as amended and restated August 7, 2003

ARTICLE I.

DESIGNATION AND PURPOSE OF PLAN

The Plan shall be known as the “Winn-Dixie Key Employee Stock Option Plan”. The purpose of the Plan is to promote in the Company’s key employees additional incentive by inducing and enabling them to become part owners of the business or to increase their share of its ownership through the exercise of options granted pursuant to the Plan.

ARTICLE II.

DEFINITIONS

The following words and phrases wherever used herein shall, unless the context otherwise indicates, have the following meanings:

1.  “Board” or “Board of Directors” shall mean the Board of Directors of the Company.

2.  A “Change in Control” shall mean:

(i)  any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Act”), excluding (A) those persons and entities included in the joint Schedule 13(G) filing filed with the Securities and Exchange Commission on February 12, 1999, and all current or future heirs, successors and affiliates to such persons and all trusts or other entities established or maintained, or to be established or maintained, for the benefit of such persons and their heirs, successors and affiliates (collectively, the “Davis Family”), (B) any employee benefit plan or related trust sponsored or maintained by the Company, and (C) a corporation or other entity owned, directly or indirectly, by all or substantially all of the shareholders of the Company immediately prior to the transaction in substantially the same proportions as their ownership of stock of the Company (“Person”)), becoming the beneficial owner, directly or indirectly, of twenty-five (25) percent or more of the outstanding voting stock of the Company requiring the filing of a report with the Securities and Exchange Commission under Section 13(d) of the Act; provided, that, at the time of the acquisition of such beneficial ownership interest, such Person’s beneficial ownership interest in the Company exceeds that of the Davis Family.

(ii)  consummation of a merger, consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the shareholders of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty (50) percent of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or

(iii)  during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least  2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

3.  “Committee” shall mean a committee of at least two persons appointed by the Board of Directors of the Company each of whom shall be an outside director of the Company.

4.  “Company” shall mean Winn-Dixie Stores, Inc.

5.  “Eligible Employee” shall mean an officer or other key employee of the Company or its subsidiaries who, in the judgment of the Committee, is significantly responsible for or materially contributes to the management, growth or profitability of the business of the Company or its subsidiaries.

6.  “Option” shall mean any option granted or held pursuant to the provisions of the Plan. Options shall be evidenced by forms prescribed by the Committee.

7.  “Optionee” shall mean any person who at the time in question holds any Option which then remains unexercised in whole or in part and which has not expired or terminated.

8.  “Plan” shall mean this Winn-Dixie Key Employee Stock Option Plan.

9.  “Return on Equity” shall mean the percentage which the net earnings of the Company for a particular fiscal year bears to the average net shareholder equity for such fiscal year, in each case as reflected in the financial statements of the Company for such fiscal year as reported in the Company’s Annual Report to its stockholders.

10.  “Stock” shall mean the Company’s Common Stock, having a par value of $1.00 per share, as constituted on June 1, 1998, whether presently authorized and unissued or held in the Company’s treasury, or hereafter reacquired by the Company. In the event that any change in the outstanding shares of Stock (including an exchange of the Stock for stock or other securities of another corporation) occurs by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate changes, the remaining number of shares of Stock which may thereafter be sold pursuant to the Plan and the remaining number of shares of Stock which may thereafter be purchased pursuant to the exercise of any Option then outstanding shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however that fractional shares shall be rounded to the nearest whole share. In the event of any other change in the Stock, the Committee shall in its sole discretion determine whether such change equitably requires a change in the number or type of shares subject to any outstanding Option and any adjustment made by the Committee shall be conclusive.

ARTICLE III.

SHARES AVAILABLE FOR PURCHASE

Subject to the anti-dilution provisions contained in the definition of Stock in Article II hereof, the maximum number of shares of Stock which may be sold pursuant to the exercise of Options shall be 10,000,000 shares. At no time shall there be Options outstanding for the purchase of more than 10,000,000 shares of Stock (subject to said anti-dilution provisions) less such number of shares as previously have been sold pursuant to the exercise of Options. If an option shall for any reason terminate or expire, any shares of stock covered by such Option immediately prior to its termination or expiration shall again become available for sale pursuant to the exercise of other Options granted or to be granted pursuant to the Plan.

ARTICLE IV.

GRANTING EXPIRATION AND TERMINATION OF OPTIONS

The Committee shall, by a vote of a majority thereof, have the exclusive power to grant Options to purchase shares of Stock to Eligible Employees. Such Options may be granted at any time and from time to time to such

Eligible Employees, for such number of shares as the Committee in its sole discretion deems advisable, but in no event may an Option or Options for more than 500,000 shares be granted to any single “Eligible Employee” in any one fiscal year of the Company. In all cases the option price per share shall be the fair market value of the Stock on the date on which the Option is granted (but not less than $1.00), and such Option shall be exercisable, subject to the provisions of Article V hereof, within the option period, at the end of which period it shall expire and become void to the extent that it then remains unexercised. The option period within which each Option granted hereunder shall be exercisable shall commence on such date as the Committee shall determine and shall end not later than the tenth anniversary of the date of grant as to Options granted on June 26, 2003, or thereafter.

Subject to the provisions of Article V hereof, if the Optionee to whom an Option was originally granted shall cease to be employed by the Company for any reason other than death he or she may, within the three months next succeeding such cessation of employment (unless such Option shall sooner expire), exercise such Option to the extent that he or she was entitled to exercise it as of the date of such cessation, and at the expiration of such three months (unless it shall have sooner expires) such Option shall terminate and become void to the extent that it then remains unexercised. Leaves of absence may be granted to Optionees who are employees of the Company because of illness or for such other reasons as the Committee may determine, without being considered a termination or cessation of employment.

The Plan shall not confer upon any Eligible Employee or any Optionee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with his or her right, or the Company’s right, to terminate his or her employment at any time.

In the event of the death, while in the employ of the Company, of an Optionee to whom an option was originally granted, such Option shall be exercisable (to the extent provided in Article V hereof) within one year of such date of death (unless it shall sooner expire), but only (a) by the person or persons to whom such Option shall pass by such Optionee’s will or the laws of descent and distribution, and (b) if and to the extent that he or she was entitled to exercise such Option at the date of his or her death. At the end of such one year period the Option (unless it shall have sooner expired) shall terminate and become void to the extent that it then remains unexercised.

ARTICLE V.

EXERCISE OF OPTIONS

Each Option granted pursuant to the Plan prior to June 1, 1998 shall become exercisable on and after such date as the Committee shall determine, to the extent of 50% of the shares of Stock covered thereby at any time after the end of a fiscal year of the Company for which the Company earned a Return on Equity of 20% or more, if such Option was outstanding throughout such fiscal year. Each such Option shall become exercisable as to the remaining 50% of the shares of Stock covered thereby at any time after the end of the second consecutive fiscal year of the Company in each of which two consecutive fiscal years the Company earned a Return on Equity of 20% or more, if such Option was outstanding throughout such period of two consecutive years.

Each Option granted pursuant to the Plan on June 1, 1998 through May 30, 2000 shall become exercisable on and after such date as the Committee shall determine that the Company has earned an average Return on Equity for three consecutive fiscal years equal to or exceeding a percentage rate established by the Committee at the time the Option is granted, if such Option was outstanding throughout such period of three consecutive years.

Each Option granted pursuant to the Plan on June 1, 2000 and thereafter shall vest and become exercisable on such date and in accordance with such requirements as the Committee shall determine, in its sole discretion, at the time of grant.

All Options granted pursuant to the Plan that are outstanding at the time of a Change in Control shall immediately vest upon the occurrence of the Change in Control.

Subject to this Article V, any Optionee shall have the right to exercise his or her Option in whole at any time or in part from time to time (provided that each exercise shall be for 1,000 shares of Stock, as constituted at the date of such exercise, or any multiple thereof unless such Option shall be for less than 1,000 shares, in which event such exercise shall be for the full number of shares represented by such Option) by submitting written notice thereof to the Company or its duly authorized agent or representative, on such form or forms as may be provided by the Company, accompanied by payment in full, in cash, for the shares to be purchased.

ARTICLE VI.

RIGHTS OF OPTIONEES

An Optionee shall not have any rights as a stockholder of the Company by virtue of any Option until the date of issue of the certificate or certificates for the shares of Stock purchased pursuant to its exercise.

No Option or any right thereunder of an Optionee to purchase shares of Stock pursuant to the Plan may be sold, pledged, assigned or transferred otherwise than by will or the laws of descent and distribution, and such Option shall be exercisable, during the lifetime of the Optionee, only by the Optionee.

ARTICLE VII.

EFFECTIVENESS, INTERPRETATION, AMENDMENT,

SUSPENSION AND TERMINATION OF THE PLAN

The effectiveness of this Plan is subject to the condition that it shall have been approved by the Shareholders of the Company within twelve months after its adoption. Unless such approval by the Shareholders shall have been obtained, this Plan and any Option granted pursuant hereto shall be null and void and without effect.

Determinations of the Committee as to any question which may arise with respect to the interpretation or administration of any provisions of the Plan shall be final unless otherwise determined by the Board of Directors. The Committee may require Eligible Employees to meet certain share ownership obligations to receive grants under the Plan. The Committee may also prescribe administrative rules under the Plan and may in its discretion appoint an independent agent to act as Option Agent for Options granted pursuant to the Plan and may empower such Option Agent to handle any or all administrative maters with regard to Options granted by the Committee.

Unless shareholder approval otherwise is required by applicable law or the rules of the New York Stock Exchange, the Committee or the Board of Directors each shall have the power at any time to add to, amend or repeal any of the provisions of the Plan (including the power to increase the maximum number of shares of Stock which may be sold pursuant to the exercise of Options), to suspend the operation of the entire Plan or of any provision or provisions thereof for any period or periods or to terminate the Plan in whole or in part. No such addition, amendment, repeal, suspension or termination shall in any way affect the rights of the holders of outstanding Options to purchase shares of Stock in accordance with the provisions hereof.

Notwithstanding the foregoing, unless authorized or ratified by the holders of a majority of the shares of Common Stock of the Company present or represented at a meeting thereof at which a quorum shall be present, no amendment to the Plan shall become effective which shall extend the maximum period within which an Option may be exercisable to any date later than December 31, 1998, as to Options granted after June 1, 1992 but prior to May 31, 1994.

P R O X Y

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT-JACKSONVILLE, FLORIDA 32254-3699

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders of Winn-Dixie Stores, Inc. To Be Held on October 8, 2003

The undersigned hereby appoints A. DANO DAVIS, T. WAYNE DAVIS and CHARLES P. STEPHENS, and each of them, as proxies, with full power of substitution and resubstitution, to vote all shares of Common Stock of Winn-Dixie Stores, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 8, 2003 at 9:00 a.m., at the corporate headquarters of the Company, 5050 Edgewood Court, Jacksonville, Florida, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting and any adjournment thereof.

If no directions are given, the proxies will vote (1) for the election of all director nominees, (2) for Proposal 2, (3) for Proposal 3 and (4) for Proposal 4. The proxies will vote at their discretion on any other matters that may properly come before the meeting or any adjournment thereof and any matters of which the Company did not receive timely notice. The undersigned hereby revokes any proxy given to any person or persons whomsoever (other than the proxies named above) to vote such Common Stock and ratifies and confirms all that the proxies named above may or shall do by virtue hereof.

This proxy card also provides voting instructions for shares held in the dividend reinvestment plan and the Winn-Dixie Stores, Inc. 2000 Employee Stock Plan and, if registrations are identical, shares held in the Winn-Dixie Stores, Inc. Profit Sharing/401(k) Plan, as described in the Proxy Statement.

Your vote is important. Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to the Inspectors of Election, Winn-Dixie Stores, Inc., P.O. Box 8536, Edison, NJ 08818-9999, so that your shares can be represented at the meeting.

SEE REVERSE SIDE

WINN DIXIE

the real deal

Dear Fellow Shareholder:

The 75th Annual Meeting of Shareholders of Winn-Dixie Stores, Inc. will be held at our corporate headquarters at 5050 Edgewood Court, Jacksonville, Florida, at 9:00 a.m. on Wednesday, October 8, 2003.

The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders at the meeting.

Whether you can or cannot attend, please sign, date and return your proxy form or give a proxy by the Internet or by telephone pursuant to the instructions on the reverse side so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may choose to revoke your proxy and vote personally. It is important in either case that your shares be represented.

Sincerely,

A. Dano Davis
Chairman

Frank Lazaran
President and Chief Executive Officer

5050 Edgewood Court • Jacksonville, Florida 32254-3699

X Please mark your votes as in this example.

8316

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1. Election of Directors — FOR ☐ WITHHELD ☐

Class II Nominees:
01. Tillie K. Fowler
02. Frank Lazaran
03. Edward W. Mehrer, Jr.
04. Ronald Townsend

Class III Nominee:
05. John E. Anderson

For, except vote withheld from the following nominee(s):

____

SPECIAL ACTION

Discontinue Annual Report Mailing for this account due to other accounts at same address. ☐

SIGNATURE (S)________________________________ DATE______________, 2003

Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

GIVING A PROXY BY TELEPHONE OR INTERNET

QUICK ★ ★ ★ EASY ★ ★ ★ IMMEDIATE

Giving a Proxy by Telephone

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.
2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683)
3. Enter your Voter Control Number located on your Proxy Card above your name.
4. Follow the recorded instructions.

Giving a Proxy by Internet

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.
2. Go to the Website http://www.eproxyvote.com/win
3. Enter your Voter Control Number located on your Proxy Card above your name.
4. Follow the instructions provided.

Your vote is important!
Call 1-877-PRX-VOTE or go to http://www.eproxyvote.com/win anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.